Form 10KSB, Exhibit 13
period 2003-09-30
GREATER ATLANTIC FINANCIAL CORP
filed 2003-12-29
CIK 1082735

                                                                    EXHIBIT 13.1



================================================================================














                                GREATER ATLANTIC
                                FINANCIAL CORP.


                               2003 ANNUAL REPORT














================================================================================

                                     [LOGO]
                              Greater Atlantic Bank
                              ---------------------
                                Established 1886






                                MISSION STATEMENT


Greater Atlantic Bank is a strong local community bank embarking on its second century of service to the public. With a remarkable vision for the future and a keen understanding and appreciation of the past, Greater Atlantic possesses a dynamic strategy for serving customers and competing successfully in today's business environment.

The hallmark of our business philosophy is what we refer to as our principles of recognition and they serve us effectively every day. They are as follows:

o Recognize the need to serve our customers in a friendly, courteous and professional manner . . .

o Recognize our civic responsibility by participating in and supporting programs that enhance the quality of life in the communities we serve. . .

o Recognize our obligation to our employees to provide a pleasant and efficient environment in which to work and thereby enhance their efforts on behalf of our customers . . .

o Recognize the need to constantly evaluate and improve the products and services we provide . . .

o Recognize the intrinsic values of having our branch offices take on the personalities of the neighborhoods they serve rather than having a corporate and impersonal presence . . .

o    Recognize our commitment to peak financial performance . . .

o    And finally,

o    Recognize ALL of our customers.


FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

----------------------------------------------------------------------------------------------------------------
AT OR FOR FISCAL YEAR ENDED SEPTEMBER 30,                                     2003                  2002
----------------------------------------------------------------------------------------------------------------
                                                                                  (DOLLARS IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------
   Net interest income                                                          $7,938                $8,047
   Net income                                                                    2,252                   930
PER COMMON SHARE
   Net earnings basic                                                           $ 0.75                $ 0.31
   Net earnings diluted                                                           0.60                  0.31
   Book value at year end                                                         7.62                  6.77
AT SEPTEMBER 30
   Total Assets                                                               $499,354              $502,678
   Loans receivable, net                                                       242,253               248,081
   Deposits                                                                    297,876               281,877
   Stockholders' equity                                                         22,941                20,403
   Non-performing assets                                                         1,418                   454
FINANCIAL RATIOS
   Return on average assets                                                       0.44%                 0.21%
   Return on average equity                                                      10.65                  4.36
   Net interest margin                                                            1.61                  1.85


-------------------------------------------------------------------------------

                        GREATER ATLANTIC FINANCIAL CORP.
                                TABLE OF CONTENTS





                           MESSAGE TO OUR SHAREHOLDERS
                                        4


                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                        6


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                        8


                          INDEPENDENT AUDITORS' REPORT
                                       25


                         BOARD OF DIRECTORS AND OFFICERS
                                       54


                              PRODUCTS AND SERVICES
                                       55


                      BANK LOCATIONS AND OTHER INFORMATION
                                       56




-------------------------------------------------------------------------------

MESSAGE TO SHAREHOLDERs

Greater Atlantic saw substantial growth in profits over the past year with earnings rising from $930,000 in 2002 to $2.3 million in 2003, or a 242 per cent increase. Assets remained nearly constant as they decreased from $503 million at the end of 2002 to $499 million at year-end 2003.

A central factor in the performance of Greater Atlantic over the past year has been interest rates, which have been at historic lows. Likewise, an increase in interest rates promises to be a significant influence on the Bank in the coming year.

Low interest rates boosted fees earned by Greater Atlantic Mortgage Corporation
(GAMC), the Bank's mortgage-banking subsidiary, as gain on sale of loans increased 106 per cent from $8.4 million in fiscal 2002 to $17.4 million for fiscal 2003. Those lower interest rates on the other hand caused compression in the Bank's net interest margin, from 1.85% in fiscal 2002 to 1.61% during fiscal 2003 due in part to the high rates of prepayments on mortgages and mortgage backed securities.

Continuing improvement in profitability for the Bank will depend on our ability to increase the Bank's commercial business loans and deposits, particularly transaction-based deposits. Total loan growth was slowed by the high rate of prepayments, but the outlook for loan growth is very positive. As the economic recovery builds momentum, Greater Atlantic is expecting continued rapid growth in commercial lending. While, loans receivable, net, declined by $6 million during the past year, from $248 million at year-end 2002 to $242 million at year-end 2003, commercial loans grew by $15 million or 22% over the prior fiscal year. As interest rates rise, prepayments will decline, and new loan growth, especially for commercial and real estate development lending, should accelerate. Deposit growth has remained strong during the year as total deposits grew from $282 million to $298 million, a 6% increase and borrowings decreased to $165 million at year-end from $188 million the prior year, a 12% decrease. Contributing to the overall increase in deposits was a 45% or $13 million increase in the Bank's checking accounts from $29 million at the end of fiscal 2002 to $42 million at fiscal year end 2003.

Greater Atlantic continues to hedge its interest rate risk through swaps and caps. Hedging, of course, has put a damper on profits during the recent period of historically low interest rates, but, by insulating the bank from changes in costs and net interest margin from rising interest rates, those same hedges will contribute to profitability as interest rates rise. Our hedging philosophy remains simple: avoid using bank capital to bet on market risks; focus our energies and our capital on what we do best, developing strong customer relationships with consumers and businesses. Those relationships, and the ability to deliver efficient and courteous service to our customers, will create the long-term growth in deposits and loans that will translate into long-term profits for the stockholders.

Greater Atlantic opened a new branch this year at its headquarters in Reston, Virginia, and merged the deposits from its Arlington, Virginia location which we closed in April of 2003, retaining over 50% of those deposits. During the year we added ACH origination capabilities to our internet cash management system. In addition to our sophisticated internet cash management system, we are able to offer our customers a rich and expanding array of financial services, including Bill Payment, Lock Box Services, Merchant Services and Courier Service, just to name a few.

Our trust preferred stock offering of two years ago has contributed to our ability to grow, while providing dividends and the opportunity for capital gain to investors. Greater Atlantic remains a well-capitalized institution, and capital will be adequate to fund our new loan growth.

On behalf of all of those who make up the Greater Atlantic team, our employees, shareholders, and customers, we express our thanks as we pledge our best efforts in the year ahead.



/s/ Charles W. Calomiris                             /s/ Carroll E. Amos
------------------------                             ------------------------
Charles W. Calomiris                                 Carroll E. Amos
Chairman of the Board                                President and
                                                     Chief Executive Officer


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         You should read the following Selected Consolidated Financial Data in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial
Condition and Results of Operations" and other financial information included elsewhere in this Annual Report.

----------------------------------------------------------------------------------------------------------------------
At OR FOR THE YEARS ENDED SEPTEMBER 30,                                                     2003           2002
----------------------------------------------------------------------------------------------------------------------
                                                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
   Interest income.....................................................................    $20,987         $21,782
   Interest expense....................................................................     13,049          13,735
                                                                                       --------------- ---------------
   Net interest income.................................................................      7,938           8,047
   Provision for loan losses...........................................................        855             968
                                                                                       --------------- ---------------
   Net interest income after provision for loan losses.................................      7,083           7,079
   Noninterest income..................................................................     18,880           9,690
   Noninterest expense.................................................................     23,711          15,839
                                                                                       --------------- ---------------
   Net income..........................................................................    $ 2,252         $   930
                                                                                       =============== ===============

PER SHARE DATA:
   Net income:
   Basic...............................................................................       $0.75          $0.31
   Diluted.............................................................................       $0.60          $0.31
   Book value..........................................................................        7.62           6.77
   Tangible book value.................................................................        7.84           7.09
   Weighted average shares outstanding:
   Basic...............................................................................   3,012,434      3,010,420
   Diluted.............................................................................   4,413,462      3,718,194

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA:
   Total assets........................................................................    $499,354       $502,678
   Total loans receivable, net.........................................................     242,253        248,081
   Allowance for loan losses...........................................................       1,550          1,699
   Mortgage-loans held for sale........................................................       6,554         14,553
   Investment securities (1) ..........................................................     138,049        157,247
   Mortgage-backed securities..........................................................      86,735         52,112
   Total deposits......................................................................     297,876        281,877
   FHLB advances.......................................................................      86,800         96,500
   Other borrowings....................................................................      77,835         91,011
   Guaranteed convertible preferred securities of subsidiary trust.....................       9,359          9,346
   Total stockholders' equity..........................................................      22,941         20,403
   Tangible capital....................................................................      23,609         21,366




GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA - (CONTINUED)

--------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED SEPTEMBER 30,                                            2003                2002
--------------------------------------------------------------------------------------------------------------------
                                                                                     (dollars in thousands)
AVERAGE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA
   Total assets.................................................................  $510,684             $449,941
   Investment securities(1).....................................................   161,161              155,350
   Mortgage-backed securities(1)................................................    51,046               39,320
   Total loans..................................................................   281,574              239,342
   Allowance for loan losses....................................................     1,696                1,148
   Total deposits...............................................................   279,469              243,120
   Total stockholders' equity...................................................    21,145               21,308

PERFORMANCE RATIOS (2)
   Return on average assets.....................................................      0.44%                0.21%
   Return on average equity.....................................................     10.65                 4.36
   Equity to assets.............................................................      4.14                 4.74
   Net interest margin..........................................................      1.61                 1.85
   Efficiency ratio(3) .........................................................     88.41                89.30

ASSET QUALITY DATA:
   Non-performing assets to total assets, at period end.........................      0.28                 0.09
   Non-performing loans to total loans, at period end...........................      0.57                 0.18
   Net charge-offs to average total loans.......................................      0.36                 0.03
   Allowance for loan losses to:
   Total loans..................................................................      0.62%                0.66%
   Non-performing loans.........................................................    109.31               374.23
   Non-performing loans.........................................................    $1,418                 $454
   Non-performing assets........................................................     1,418                  454
   Allowance for loan losses....................................................     1,550                1,699

CAPITAL RATIOS OF THE BANK:
   Leverage ratio...............................................................      6.56%                5.71%
   Tier 1 risk-based capital ratio..............................................     13.91                12.76
   Total risk-based capital ratio...............................................     14.52                13.52

-----------------------
(1)  Consists of securities classified as available-for-sale, held-to-maturity and for trading.
(2)  Ratios are presented on an annualized basis where appropriate.
(3)  Efficiency ratio consists of noninterest expense divided by net interest income and noninterest income.

                                             7

MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD-LOOKING STATEMENTS

         When used in this Annual Report and in future filings by the company with the Securities and Exchange Commission (the "SEC"), in the company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The company does not undertake and specifically declines any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

         The profitability of the company and, more specifically, the profitability of its primary subsidiary, the bank, depends primarily on its net interest income. Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consists mainly of interest paid on deposits and borrowings.

         Our profitability is also affected by the level of its non-interest income and operating expenses. Non-interest income consists primarily of gains on sales of loans and available-for-sale investments, service charge fees and commissions earned by non-bank subsidiaries. Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

         The operations of the bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of regulatory agencies. Deposit flows and the cost of deposits and borrowings are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGEMENTS

         The company's financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities. Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The company believes that of its significant accounting policies, the following may involve a higher degree of judgment or complexity.

ALLOWANCE FOR LOAN LOSSES

         The company maintains an allowance for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. Management classifies loans as substandard, doubtful or loss as required by federal regulations. Management provides a 100% reserve for all assets classified as loss. Further, management bases its estimates of the allowance on current economic conditions, actual loss experience and industry trends. Also, the company discontinues recognizing interest income on loans with principal and/or interest past due 90 days.

INCOME TAXES

         The provision (or benefit) for income taxes is based on taxable income, tax credits and available net operating losses. The company records deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of assets and liabilities. If enacted tax rates changed, the company would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. The company records a valuation allowance on deferred tax assets to reflect the expected future tax benefits expected to be realized. In determining the appropriate valuation allowance, the company considers the expected level of future taxable income and available tax planning strategies. At September 30, 2003, the company had deferred tax assets of $1.5 million, which included a valuation allowance of $2.3 million.

2003 COMPARED TO 2002

         NET INCOME. For the fiscal year ended September 30, 2003, the company had net earnings of $2.3 million or $0.60 per diluted share, compared to net earnings of $930,000 or $0.31 per diluted share for fiscal year 2002. The $1.3 million increase in net earnings over the comparable period one-year ago was primarily due to an increase in non-interest income. That increase exceeded an increase in non-interest expense. The reduction in interest rates coupled with an increase in loan originations and sales at the Bank's mortgage banking subsidiary along with the continued growth of the bank has led to the improvement in earnings.

         NET INTEREST INCOME. An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings. The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them. The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

         The following table presents a comparison of the components of interest income and expense and net interest income.

                                               YEARS ENDED SEPTEMBER 30,                 DIFFERENCE
                                            -------------------------------  --------------------------------
                                                2003             2002            AMOUNT             %
                                            --------------   --------------  ---------------  ---------------
                                                                (DOLLARS IN THOUSANDS)
Interest income:
   Loans                                      $ 14,369         $ 14,039           $ 330            2.35%
   Investments                                   6,618            7,743          (1,125)         (14.53)
                                            --------------   --------------  ---------------  ---------------
Total                                           20,987           21,782            (795)          (3.65)
                                            --------------   --------------  ---------------  ---------------

Interest expense:
   Deposits                                      6,673            8,308          (1,635)         (19.68)
   Borrowings                                    6,376            5,427             949           17.49
                                            --------------   --------------  ---------------  ---------------
Total                                           13,049           13,735            (686)          (4.99)
                                            --------------   --------------  ---------------  ---------------
Net interest income                            $ 7,938          $ 8,047          $ (109)          (1.35)%
                                            ==============   ==============  ===============  ===============

         Our decline in net interest income for fiscal year 2003 resulted primarily from a 24 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 1.85% for fiscal year ended September 30, 2002 to 1.61% for fiscal year ended September 30, 2003, offset in part by a $59.8 million increase in the bank's interest-earning assets. The decrease in net interest margin resulted from a charge of $2.5 million, representing payments made on certain interest rate swap and cap agreements, that took effect during fiscal year 2003, and payment on the company's trust preferred securities compared to a charge of $1.0 million in fiscal year 2002. That decrease was offset by increases in average interest earning assets exceeding increases in average interest bearing liabilities by $2.2 million and was offset in part by the average yield on interest earning assets declining 21 basis points more than the average cost on interest bearing liabilities.

      INTEREST INCOME. Interest income for the fiscal year ended September 30, 2003 decreased $795,000 compared to fiscal year 2002, primarily as a result of a 77 basis point decrease of in the average yield earned on interest earning assets. That decrease was partially offset by an increase of $59.8 million in the average outstanding balances of loans and investment securities.

      INTEREST EXPENSE. The $686,000 decrease in interest expense for fiscal year 2003 compared to fiscal year 2002 was principally the result of a 56 basis point decrease in the cost of funds on average deposits and borrowed funds. That decrease was offset by a $57.6 million increase in average deposits and borrowed funds. The decrease in interest expense on deposits was primarily due to a 103 basis point decrease in rates paid on average certificates of deposit, savings and NOW and money market accounts. That decrease was offset by a $36.4 million or 14.95% increase in certificates, savings and NOW and money market accounts, from $243.1 million for fiscal 2002 to $279.5 million for fiscal 2003.

         COMPARATIVE AVERAGE BALANCES AND INTEREST INCOME ANALYSIS. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Non-accruing loans have been included in the tables as loans carrying a zero yield.

                                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------------------------
                                                       2003                                    2002
                                        -------------------------------------- --------------------------------------
                                                     INTEREST                                INTEREST       AVERAGE
                                         AVERAGE     INCOME/       AVERAGE     AVERAGE        INCOME/        YIELD/
                                         BALANCE     EXPENSE     YIELD/RATE    BALANCE        EXPENSE         RATE
                                        ---------- ------------ ----------- ------------  ------------- -------------
ASSETS:                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Real estate loans                    $185,270    $ 10,194         5.50%    $165,933       $ 10,217         6.16%
   Consumer loans                         63,548       2,539         4.00       49,861          2,305         4.62
   Commercial business loans              32,756       1,636         4.99       23,548          1,517         6.44
                                        --------- ----------- --------------- ---------- ------------- -------------
      Total loans                        281,574      14,369         5.10      239,342         14,039         5.87
Investment securities                    161,161       4,899         3.04      155,350          5,796         3.73
Mortgage-backed securities                51,046       1,719         3.37       39,320          1,947         4.95
                                        ---------- ---------- --------------- ---------- ------------- -------------
      Total interest-earning assets      493,781      20,987         4.25      434,012         21,782         5.02
                                                   ---------- ---------------            ------------- -------------
Non-earning assets                        16,903                                15,929
                                        ----------                            ----------
  Total assets                          $510,684                              $449,941
                                        ==========                            ==========


LIABILITIES AND STOCKHOLDERS'
   EQUITY:
Interest-bearing liabilities:
   Savings accounts                     $  9,686         122         1.26      $ 5,852            118         2.02
   Now and money market accounts          76,744       1,050         1.37       73,505          1,621         2.21
   Certificates of deposit               193,039       5,501         2.85      163,763          6,569         4.01
                                        ---------- ---------- --------------- ---------- ------------- -------------
      Total deposits                     279,469       6,673         2.39      243,120          8,308         3.42
   FHLB advances                         102,868       2,657         2.58       99,269          3,074         3.10
   Other borrowings                       86,225       3,719         4.31       68,577          2,353         3.43
                                        ---------- ---------- --------------- ---------- ------------- -------------
  Total interest-bearing liabilities     468,562      13,049         2.78      410,966         13,735         3.34
                                                   ---------- -------------              ------------- -------------
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits       17,130                                15,291
Other liabilities                          3,847                                 2,376
                                        ----------                          ----------
  Total liabilities                      489,539                               428,633
Stockholders' equity                      21,145                                21,308
                                        ----------                          ----------
  Total Liabilities and Stockholders'   $510,684                              $449,941
    Equity                              ==========                          ==========

Net interest income                                   $7,938                                   $8,047
                                                    ============                            =============
Interest rate spread                                                  1.47%                                    1.68%
                                                                 =============                            =============
Net interest margin                                                   1.61%                                    1.85%
                                                                 =============                            =============


         RATE/VOLUME ANALYSIS. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

                                                 YEARS ENDED SEPTEMBER 30, 2003 V. 2002
                                              ----------------------------------------------
                                                         CHANGE ATTRIBUTABLE TO
                                              ----------------------------------------------
                                                  VOLUME          RATE           TOTAL
                                              --------------- -------------- ---------------
                                                             (IN THOUSANDS)
Real estate loans                               $ 1,191       $ (1,214)         $  (23)
Consumer loans                                      633           (399)            234
Commercial business loans                           593           (474)            119
                                             ------------------------------ ---------------
      Total loans                                 2,417         (2,087)            330
Investments                                         217         (1,114)           (897)
Mortgage-backed securities                          581           (809)           (228)
                                             ------------------------------ ---------------
Total interest-earning assets                   $ 3,215       $ (4,010)         $ (795)
                                             ============================== ===============
Savings accounts                                  $  77         $  (73)          $   4
Now and money market accounts                        71           (642)           (571)
Certificates of deposit                           1,174         (2,242)         (1,068)
                                             ------------------------------ ---------------
  Total deposits                                  1,322         (2,957)         (1,635)
FHLB advances                                       111           (528)           (417)
Other borrowings                                    606            760           1,366
                                             ------------------------------ ---------------
Total interest-bearing liabilities              $ 2,039       $ (2,725)         $ (686)
                                             ============================== ===============
Change in net interest income                   $ 1,176       $ (1,285)         $ (109)
                                             ============================== ===============

         PROVISION FOR LOAN LOSSES. The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans. Determining the proper reserve level or allowance involves management's judgment based upon a review of factors, including the company's internal review process, which segments the loan portfolio into groups based on loan type. Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans. Those classified loans are then individually evaluated for impairment. Since the historical three-year loss experience for the bank is new, those loans that are not classified are not individually evaluated. Those loans are then segmented by type and assigned a reserve percentage that reflects the industry loss experience. The loans individually evaluated for impairment are measured by either the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral. Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future. An increase in provision may result from an adverse market for real estate and economic conditions generally in the company's primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company's results of operations.

         Non-performing assets were $1.4 million or 0.28% of total assets at September 30, 2003, compared to $454,000 at September 30, 2002, with $1.0 million classified as substandard and $372,000 classified as doubtful. While non-performing assets increased $965,000 from the comparable period one year ago, the provision for loan losses decreased $113,000. The increase in non-performing assets from the year ago period was due to the non-performing status of one of the bank's commercial business loans. The decrease in provision was due primarily to a reduction in the required provision for that loan since the bank is in the process of liquidating that loan from the cash flow of the collateral securing the loan.

         NONINTEREST INCOME. Noninterest income increased $9.2 million during fiscal 2003 over fiscal 2002. That increase was primarily the result of the increase in gain on sale of loans and service charges on deposits and loans, offset by a $163,000 decrease in gain on sales of investment securities. The significant level of gains during fiscal 2003 resulted from the company taking advantage of increased loan origination volume coupled with home loan refinancing and a favorable interest rate environment enabling the company to sell loans at a gain through Greater Atlantic Mortgage.

         During fiscal year 2003, disbursements on loans originated for sale amounted to $722.1 million compared to $425.4 million during fiscal year 2002. The $296.7 million increase in loans originated and disbursed was largely attributable to decreases in market interest rates which resulted in increased home mortgage refinancings. During the year, substantially all loans originated were sold in the secondary market, in most cases with servicing released. Proceeds from the sale of loans for fiscal 2003 amounted to $747.4 million compared to $434.7 million during fiscal year 2002. Sales of loans resulted in gains of $17.4 million and $8.4 million for fiscal 2003 and fiscal 2002, respectively.

         The following table presents a comparison of the components of non-interest income.

                                                YEARS ENDED SEPTEMBER 30,                 DIFFERENCE
                                             -------------------------------- ------------------------------------
                                                  2003             2002           AMOUNT               %
                                             ---------------   -------------- --------------- --------------------
                                                                    (DOLLARS IN THOUSANDS)
Noninterest income:
   Gain on sale of loans                        $ 17,373          $ 8,432         $ 8,941             106.04%
   Service fees on loans                             706              484             222             45.87
   Service fees on deposits                          769              512             257             50.20
   Gain on sale of investment securities              35              198            (163)           (82.32)
   Loss on sale of real estate owned                 (24)               -             (24)               n/a
   Other operating income                             21               64             (43)           (67.19)
                                             ---------------   --------------  -------------- --------------------
      Total noninterest income                  $ 18,880          $ 9,690         $ 9,190              94.84%
                                             ===============   ==============  ============== ====================

         NONINTEREST EXPENSE. Noninterest expense for fiscal 2003 amounted to $23.7 million, an increase of $7.9 million or 49.70% from the $15.8 million incurred in fiscal 2002. The increase was primarily attributable to a $6.9 million increase in the mortgage banking subsidiary's noninterest expense. That increase was primarily in compensation of $5.7 million, advertising of $260,000 and other operating expenses of $516,000. The increase in the bank's noninterest expense of $1.0 million was primarily in compensation, professional services, depreciation expense on furniture fixtures and equipment, data processing, occupancy and other operating expense, attributable to the continued expansion and growth of the bank. The increase in compensation at the mortgage subsidiary resulted from an increase in commissions to loan officers, due to increased loan production and the related employee benefit costs associated with the increase in their compensation.

         The following table presents a comparison of the components of noninterest expense.

                                                 YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                               ------------------------------    ------------------------------
                                                     2003            2002           AMOUNT            %
                                               --------------  --------------    -------------  ---------------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest expense:
   Compensation and employee benefits              $13,706          $7,898          $5,808           73.54%
   Occupancy                                         1,963           1,788             175            9.79
   Professional services                             1,329             782             547           69.95
   Advertising                                       1,072             779             293           37.61
   Deposit insurance premium                            46              43               3            6.98
   Furniture, fixtures and equipment                 1,069             875             194           22.17
   Data processing                                   1,317           1,134             183           16.14
   Real estate owned expense                             5               -               5             n/a
   Other operating expense                           3,204           2,540             664           26.14
                                               --------------  --------------    -------------  ---------------
Total noninterest expense                          $23,711         $15,839          $7,872            49.70%
                                               ==============  ==============    =============  ===============

         INCOME TAXES. The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. Based on recent tax legislation, the company expects to offset all taxable income in fiscal 2003 with existing net operating losses carried forward from prior years. The company believes that it will continue to generate taxable income for the foreseeable future, which will assure utilization of the existing net operating losses.

         Management has provided a valuation allowance for net deferred tax assets of $2.3 million, as it is unable to determine the timing of the generation of future taxable income.

         At September 30, 2003, the company had net operating loss carryforwards totaling approximately $6.1 million, which expire in years 2006 to 2021. As a result of the change in ownership of the bank, approximately $1.5 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

CONTRACTUAL COMMITMENTS AND OBLIGATIONS

         The following summarizes the company's contractual cash obligations and commercial commitments, including maturing certificates of deposit, as of September 30, 2003 and the effect such obligations may have on liquidity and cash flow in future periods.

                                                          LESS THAN      TWO-THREE    FOUR-FIVE      AFTER FIVE
                                              TOTAL       ONE YEAR         YEARS        YEARS          YEARS
                                          ------------ -------------- ------------  ------------  ---------------
                                                                          (IN THOUSANDS)
   FHLB Advances (1)                       $ 86,800      $  50,800      $ 5,000       $ 6,000          $ 25,000
   Reverse repurchase agreements             77,835         77,835            -             -                 -
   Operating leases:                          9,948          1,511        2,785         2,351             3,301
                                          ------------   -----------    ----------    ----------   ---------------
        Total obligations                 $ 174,583      $ 130,146      $ 7,785       $ 8,351          $ 28,301
                                          ============   ===========    ==========    ==========   ===============

   (1)  The company expects to refinance these short and medium-term obligation under substantially the same terms and conditions.


OTHER COMMERCIAL COMMITMENTS

                                                          LESS THAN      TWO-THREE    FOUR-FIVE       AFTER FIVE
                                              TOTAL       ONE YEAR         YEARS        YEARS           YEARS
                                          ------------   -----------    ----------  ------------   --------------
                                                                          (IN THOUSANDS)
   Certificates of deposit maturities(1)  $ 197,961      $ 126,189      $ 51,806      $ 19,966         $  -
   Loan originations                         79,000         79,000             -             -            -
   Unfunded lines of credit                  95,300         95,300             -             -            -
   Standby letter of credit                     400            400             -             -            -
                                          ------------   -----------    ----------    ----------   ---------------
        Total                             $ 372,661      $ 300,889      $ 51,806      $ 19,966         $  -
                                          ============   ===========    ==========    ==========   ===============
   (1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposits based on current market interest rates.

ASSET-LIABILITY MANAGEMENT

         The primary objective of asset/liability management is to ensure the steady growth of the company's primary earnings component, net interest income, and the maintenance of reasonable levels of capital independent of fluctuating interest rates. Interest rate risk can be defined as the vulnerability of an institution's financial condition and/or results of operations to movements in interest rates. Interest rate risk, or sensitivity, arises when the maturity or repricing characteristics of assets differ significantly from the maturity or repricing characteristics of liabilities. Management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals to maintain interest rate risk at an acceptable level.

         Management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for the company. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the company's various funding sources. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the bank may determine to increase our interest rate risk position in order to increase our net interest margin.

         The bank manages its exposure to interest rates by structuring the balance sheet in the ordinary course of business. The bank currently emphasizes adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans. In addition, to the extent possible, the bank attempts to attract longer-term deposits. While the bank has entered into interest rate swaps and caps to assist in managing interest rate risk in connection with specific loans and investments, it has not entered into instruments such as leveraged derivatives, structured notes, financial options, financial futures contracts or forward delivery contracts.

         One of the ways the bank monitors interest rate risk is through an analysis of the relationship between interest-earning assets and interest-bearing liabilities to measure the impact that future changes in interest rates will have on net interest income. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

         The table below illustrates the maturities or repricing of the company's assets and liabilities, including noninterest-bearing sources of funds to specific periods, at September 30, 2003. Estimates and assumptions concerning prepayment rates of major asset categories are based on information obtained from the FHLB of Atlanta on projected prepayment levels on mortgage-backed and related securities and decay rates on savings, NOW and money market accounts. The bank believes that such information is consistent with our current experience.

                                                                                       THREE      FIVE
                                      90 DAYS   91 DAYS TO  181 DAYS TO  ONE YEAR TO   YEARS TO   YEARS OR
MATURING OR REPRICING PERIODS         OR LESS    180 DAYS    ONE YEAR    THREE YEARS  FIVE YEARS   MORE       TOTAL
-----------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                                            (DOLLARS IN THOUSANDS)
Loans:
   Adjustable and balloon             $35,190     $ 9,894    $ 20,157     $ 25,733    $ 5,353    $ 4,445    $ 100,772
   Fixed-rate                           6,981         816       1,593        5,894      5,238     23,264       43,786
   Commercial business                 27,943       3,376         913        4,345      1,750          -       38,327
   Consumer                            63,972          59         106          297        157         10       64,601
Investment securities                 131,039           -           -        1,000          -      4,340      136,379
Mortgage-backed securities              7,054      10,216      30,710       36,675         89         52       84,796
Derivatives matched against assets     40,000           -           -            -          -   (40,000)            -
                                    -------------------------------------------------------------------------------------
      Total                           312,179      24,361      53,479       73,944     12,587    (7,889)      468,661
                                    -------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Deposits:
   Savings accounts                       674         674         674        3,071      2,002      4,798       11,893
   NOW accounts                         3,384       3,384       3,385        9,295      2,486      5,508       27,442
   Money market accounts               12,187      12,187      12,233        5,097      2,428      2,205       46,337
   Certificates of deposit             46,882      37,102      42,219       51,795     19,870         93      197,961
Borrowings:
   FHLB advances                       50,800           -           -        5,000      6,000     25,000       86,800
   Other borrowings                    77,835           -           -            -          -      9,359       87,194
   Derivatives matched against
    liabilities                       (87,000)      5,000      10,000       46,000     20,000      6,000            -
                                    -------------------------------------------------------------------------------------
      Total                           104,762      58,347      68,511      120,258     52,786     52,963      457,627
                                    -------------------------------------------------------------------------------------
GAP                                 $ 207,417    $(33,986)   $(15,032)    $(46,314) $ (40,199)  $(60,852)    $ 11,034
                                    =====================================================================================
CUMULATIVE GAP                      $ 207,417   $ 173,431   $ 158,399    $ 112,085    $71,886    $11,034
                                    =======================================================================
RATIO OF CUMULATIVE GAP
TO TOTAL INTEREST EARNING ASSETS        44.26%      37.01%      33.80%       23.92%     15.34%      2.35%
                                    =======================================================================

                                                        15

         As indicated in the interest rate sensitivity table, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to re-price over the next twelve months, was asset sensitive in the amount of $158.4 million at September 30, 2003.

         While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on the measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. The GAP position reflects only the prepayment assumptions pertaining to the current rate environment, and assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates.

         Management uses two other analyses to manage interest rate risk: (1) an earnings-at-risk analysis to develop an estimate of the direction and magnitude of the change in net interest income if rates move up or down 100 to 300 basis points; and (2) a value-at-risk analysis to estimate the direction and magnitude of the change in net portfolio value if rates move up or down 100 to 200 basis points. Currently the bank uses a sensitivity of net interest income analysis prepared by the FHLB of Atlanta to measure earnings-at-risk and the OTS Interest Rate Risk Exposure Report to measure value-at-risk.

         The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at September 30, 2003:

                                      NET INTEREST INCOME SENSITIVITY ANALYSIS
                        ---------------------------------------------------------------------
                                                             BASIS POINT
                        CHANGES IN RATE   NET INTEREST         CHANGE        PERCENT CHANGE
                         BY BASIS POINT      MARGIN           FROM BASE        FROM BASE
                        ----------------- ---------------  --------------  -----------------
                              +300            2.80%            0.38%            15.90%
                              +200            2.68%            0.26%            10.92%
                              +100            2.55%            0.13%            5.60%
                               +0             2.42%               -                -
                              -100            2.27%            (0.15)%           (6.12)%
                              -200            1.92%            (0.50)%          (20.54)%
                              -300            1.86%            (0.56)%          (23.00)%

         The table indicates that, based on an immediate and sustained 200 basis point increase in market interest rates, net interest margin, as measured as a percent of total assets, would increase by 26 basis points or 10.92%. Conversely, if interest rates decrease 200 basis points net interest margin, as a percent of total assets, would decrease by 50 basis points or 20.54%.

         The net interest income sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. The estimates used are based upon the assumption as to the nature and timing of interest rate levels including the shape of the yield curve. These estimates have been developed based upon current economic conditions; the company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

         Presented below, as of September 30, 2003, is an analysis of our interest rate risk as measured by changes in net portfolio value for parallel shifts of 200 basis points in market interest rates:

                                                         NET PORTFOLIO VALUE AS A PERCENT OF
                           NET PORTFOLIO VALUE               THE PRESENT VALUE OF ASSETS
                    ----------------------------------  --------------------------------------
CHANGES IN RATES         DOLLAR                            NET PORTFOLIO          CHANGE IN
      (BP)               CHANGE        PERCENT CHANGE      VALUE RATIO            NPV RATIO
------------------  -----------------  ---------------  ------------------- ------------------
                                     (DOLLARS IN THOUSANDS)
         +200             $7,189           25.13%               7.16%                1.44%
         +100              3,009           10.52                6.33                 0.61
           +0                  -               -                5.72                    -
         -100             (1,266)          (4.43)               5.47                (0.25)
         -200               (877)          (3.07)               5.55                (0.17)

         The improvement in net portfolio value of $7.2 million or 25.13% in the event of a 200 basis point increase in rates is a result of the current amount of adjustable rate loans and investments held by the bank as of September 30, 2003. The foregoing increase in net portfolio value, in the event of an increase in interest rates of 200 basis points, currently exceeds the company's internal board guidelines.

         In addition to the strategies set forth above, in 2002, the bank began using derivative financial instruments, such as interest rate swaps, to help manage interest rate risk. The bank does not use derivative financial instruments for trading or speculative purposes. All derivative financial instruments are used in accordance with board approved risk management policies.

         The bank enters into interest rate swap agreements principally to manage its exposure to the impact of rising short-term interest rates on its earnings and cash flows. Since short-term interest rates have declined from inception of the interest rate swap agreements, the change in fair value of the interest rate swap agreements has resulted in a loss of approximately $1.9 million. The bank continually monitors the effectiveness of its interest rate swap agreements in offsetting changes in the fair value of cash flows from a portion of its loan portfolio. The bank does not foresee any significant changes in the strategies used to manage interest rate risk in the near future.

LIQUIDITY AND CAPITAL RESOURCES

         LIQUIDITY. The bank's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. The bank has continued to maintain the levels of liquid assets as previously required by OTS regulations. The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advance and reverse repurchase agreements in periods when the bank's demands for liquidity exceed funding from deposit inflows.

         The bank's most liquid assets are cash and cash equivalents, interest bearing deposits and securities available-for-sale. The levels of those assets are dependent on the bank's operating, financing, lending and investing activities during any given period. At September 30, 2003, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $217.6 million, or 43.57% of total assets.

         The primary investing activities of the bank are the origination of residential one- to four-family loans, commercial real estate loans, real estate construction and development loans, commercial borrowing and consumer loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities. During the year ended September 30, 2003, the bank's loan originations and purchases totaled $175.9 million. Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related securities and other investment securities totaled $93.0 million for the year ended September 30, 2003.

         The bank has other sources of liquidity if a need for additional funds arises. At September 30, 2003, the bank had $86.8 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $88.5 million at that date. Depending on market conditions, the pricing of deposit products and FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

         At September 30, 2003, the bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $174.7 million. The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from September 30, 2003, totaled $126.2 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with the bank. In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

         CAPITAL RESOURCES. At September 30, 2003, the bank exceeded all minimum regulatory capital requirements with a tangible capital level of $32.7 million, or 6.56% of total adjusted assets, which exceeds the required level of $7.5 million, or 1.50%; core capital of $32.7 million, or 6.56% of total adjusted assets, which exceeds the required level of $19.9 million, or 4.00%; and risk-based capital of $34.1 million, or 14.52% of risk-weighted assets, which exceeds the required level of $18.8 million, or 8.00%.

         On March 20, 2002, Greater Atlantic Capital Trust I (the, "Trust"), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003. Conversion of the preferred securities into the company's common stock may occur at any time on or after 60 days after the closing of the offering. The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003. Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002. The Trust also issued 29,762 common securities to the company for $297,620. The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust's common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. All intercompany interest and equity were eliminated in consolidation.

         The Trust was formed for the sole purpose of investing the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures. The company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto. The sale of the preferred securities yielded $9.2 million after deducting offering expenses. The company retained approximately $1.5 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments. The remaining $8.0 million of the proceeds was invested in Greater Atlantic Bank to increase its capital position. Initially, those funds were invested in investment securities. Subsequently, such proceeds have been used to fund new loans.

         CHANGES IN LEVELS OF INTEREST RATES MAY ADVERSELY AFFECT US. In general, market risk is the sensitivity of income to variations in interest rates and other relevant market rates or prices. The company's market rate sensitive instruments include interest-earning assets and interest-bearing liabilities. The company enters into market rate sensitive instruments in connection with its various business operations, particularly its mortgage banking activities. Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

         The company's primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors' choices ("interest rate risk"). Changes in these interest rates will result in changes in the company's earnings and the market value of its assets and liabilities. We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities. Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations. Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help address our interest rate risk. The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment. There can be no assurance that our interest rate risk will be minimized or eliminated. Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK. Market risk is the risk of loss from adverse changes in market prices and rates. The company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The company has little or no risk related to trading accounts, commodities or foreign exchange.

         To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities. A key component of this strategy is the origination and retention of short-term and adjustable-rate assets and the origination and sale of fixed-rate loans. We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

         To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics. For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings. Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.


2002 COMPARED TO 2001

         NET INCOME. For the fiscal year ended September 30, 2002, the company had net earnings of $930,000 or $0.31 per share compared to a loss of $522,000 or $0.17 per share for fiscal year 2001. The $1.5 million increase in net earnings over the prior year was primarily due to increases in net interest income and noninterest income which exceeded increases in the provision for loan losses and in noninterest expense. The increase in net interest income was influenced by the use of the net proceeds from the recently completed Trust Preferred Securities offering and a favorable interest rate environment which allowed the bank's mortgage banking subsidiary to increase its origination and sales volumes over the prior fiscal year.

         NET INTEREST INCOME. An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings. The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them. The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

         The following table presents a comparison of the components of interest income and expense and net interest income.

                                              YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                            ------------------------------  --------------------------------
                                                2002             2001            AMOUNT            %
                                            --------------   --------------  --------------- ---------------
                                                                (DOLLARS IN THOUSANDS)
Interest income:
   Loans                                       $14,039          $12,658          $ 1,381          10.91%
   Investments                                   7,743           10,965          (3,222)        (29.38)
                                            --------------   --------------  --------------- ---------------
Total                                           21,782           23,623          (1,841)         (7.79)
                                            --------------   --------------  --------------- ---------------

Interest expense:
   Deposits                                      8,308           11,629          (3,321)        (28.56)
   Borrowings                                    5,427            5,618            (191)         (3.40)
                                            --------------   --------------  --------------- ---------------
Total                                           13,735           17,247          (3,512)        (20.36)
                                            --------------   --------------  --------------- ---------------
Net interest income                             $8,047           $6,376          $ 1,671          26.21%
                                            ==============   ==============  =============== ===============


      Our growth in net interest income for fiscal year 2002 was due primarily to a decline in the cost of our interest-bearing liabilities. Average interest-earning assets increased $104.7 million or 31.78% over fiscal year 2001 but was offset by a nine basis point decrease in net interest margin (net interest income divided by average interest-earning assets). The decrease in net interest margin resulted from a charge of $681,000 representing payments made on certain interest rate swap and cap agreements that took effect during fiscal year 2002 and payment of $341,000 in interest on the company's trust preferred securities without similar charges having been made in the prior year period. That decrease was offset by increases in average interest earning assets exceeding increases in average interest bearing liabilities by $5.4 million and was offset by the yields earned on interest earning assets declining four basis points less than the rates paid for interest bearing liabilities.

      INTEREST INCOME. Interest income for the fiscal year ended September 30, 2002 decreased $1.8 million from fiscal year 2001, primarily as a result of a decrease in the average yields earned on loans and investment securities. The decrease in interest income from the loan and investment portfolios for fiscal year 2002 compared to interest income earned for fiscal 2001 resulted from a decrease of 215 basis points in the average yield earned on interest earning assets. That decrease was partially offset by an increase of $104.7 million in the average outstanding balances of loans and investment securities outstanding.

      INTEREST EXPENSE. The $3.5 million decrease in interest expense on deposits and borrowed funds for fiscal year 2002 compared to fiscal year 2001 was principally the result of a 219 basis point decrease in the cost of funds on average deposits and borrowed funds. That decrease was offset by an increase of $99.3 million in average deposits and borrowed funds. The decrease in interest expense on deposits was primarily due to a 218 basis point decrease in rates paid on average certificates of deposit, savings and NOW and money market accounts. That decrease was offset by an increase of 17.08% or $35.5 million of certificates, savings and NOW and money market accounts, from $207.7 million for fiscal 2001 to $243.1 million for fiscal 2002.

         COMPARATIVE AVERAGE BALANCES AND INTEREST INCOME ANALYSIS. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Non-accruing loans have been included in the tables as loans carrying a zero yield.

                                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                        -------------------------------------------------------------------------------
                                                        2002                                    2001
                                        -------------------------------------------------------------------------------
                                                     INTEREST                                 INTEREST       AVERAGE
                                          AVERAGE     INCOME/      AVERAGE       AVERAGE       INCOME/        YIELD/
                                          BALANCE     EXPENSE    YIELD/ RATE     BALANCE       EXPENSE         RATE
                                        ------------------------ -------------------------  ------------- -------------
ASSETS:                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Real estate loans                    $165,933     $10,217         6.16%    $124,646         $9,298         7.46%
   Consumer loans                         49,861       2,305         4.62       29,106          2,287         7.86
   Commercial business loans              23,548       1,517         6.44       11,038          1,073         9.72
                                        ---------  ----------    -----------  ----------    -----------   -----------
      Total loans                        239,342      14,039         5.87      164,790         12,658         7.68
Investment securities                    155,350       5,796         3.73      118,320          7,897         6.67
Mortgage-backed securities                39,320       1,947         4.95       46,225          3,068         6.64
                                        ---------  ----------    -----------  ----------    -----------   -----------
      Total interest-earning assets      434,012      21,782         5.02      329,335         23,623         7.17
                                                   ----------    -----------                -----------   -----------
Non-earning assets                        15,929                                13,891
                                        ---------                             ----------
  Total assets                          $449,941                              $343,226
                                        =========                             ==========

LIABILITIES AND STOCKHOLDERS'
   EQUITY:
Interest-bearing liabilities:
   Savings accounts                      $ 5,852         118         2.02      $ 4,089            136         3.33
   Now and money market accounts          73,505       1,621         2.21       59,783          2,744         4.59
   Certificates of deposit               163,763       6,569         4.01      143,785          8,749         6.08
                                        ----------  ------------ -----------  ------------  ------------- -------------
      Total deposits                     243,120       8,308         3.42      207,657         11,629         5.60
   FHLB advances                          99,269       3,074         3.10       60,784          3,396         5.59
   Other borrowings                       68,577       2,353         3.43       43,217          2,222         5.14
                                        ----------  ------------ -----------  ------------  ------------- -------------
  Total interest-bearing liabilities     410,966      13,735         3.34      311,658         17,247         5.53
                                                    ------------ -----------                ------------- -------------
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits       15,291                                 8,767
Other liabilities                          2,376                                 1,756
                                        ----------                            ------------
  Total liabilities                      428,633                               322,181
Stockholders' equity                      21,308                                21,045
                                        ----------                            ------------
  Total liabilities and stockholders'   $449,941                              $343,226
equity                                  ==========                            ============

Net interest income                                   $8,047                                   $6,376
                                                    ============                            =============
Interest rate spread                                                  1.68%                                    1.64%
                                                                 =============                            =============
Net interest margin                                                   1.85%                                    1.94%
                                                                 =============                            =============


         RATE/VOLUME ANALYSIS. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

                                                 YEARS ENDED SEPTEMBER 30, 2002 V. 2001
                                              ----------------------------------------------
                                                         CHANGE ATTRIBUTABLE TO
                                              ----------------------------------------------
                                                  VOLUME          RATE           TOTAL
                                              --------------- -------------- ---------------
                                                             (IN THOUSANDS)
Real estate loans                               $ 3,080       $ (2,161)         $  919
Consumer loans                                    1,631         (1,613)             18
Commercial business loans                         1,216           (772)            444
                                             --------------- ------------- ---------------
      Total loans                                 5,927         (4,546)          1,381
Investments                                       2,471         (4,572)         (2,101)
Mortgage-backed securities                         (458)          (663)         (1,121)
                                             --------------- ------------- ---------------
Total interest-earning assets                   $ 7,940       $ (9,781)       $ (1,841)
                                             =============== ============= ==============

Savings accounts                                  $  59         $  (77)         $  (18)
Now and money market accounts                       630         (1,753)         (1,123)
Certificates of deposit                           1,216         (3,396)         (2,180)
                                             --------------- ------------- ---------------
  Total deposits                                  1,905         (5,226)         (3,321)
FHLB advances                                     2,150         (2,472)           (322)
Other borrowings                                  1,304         (1,173)            131
                                             --------------- ------------- ---------------
Total interest-bearing liabilities              $ 5,359       $ (8,871)       $ (3,512)
                                             =============== ============= ===============
Change in net interest income                   $ 2,581         $ (910)         $1,671
                                             =============== ============= ===============

         PROVISION FOR LOAN LOSSES. The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans. Determining the proper reserve level or allowance involves management's judgment based upon a review of factors, including the company's internal review process which segments the loan portfolio into groups based on various risk factors including the types of loans and asset classifications. Each segment is then assigned a reserve percentage based upon the perceived risk in that segment. Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the company will not have to increase its provisions for loan losses in the future as a result of an adverse market for real estate and economic conditions generally in the company's primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company's results of operations.

         Non-performing assets were $454,000 or 0.09% of total assets at September 30, 2002, compared to $506,000 at September 30, 2001. While non-performing assets decreased a modest $52,000 from the comparable period one year ago, the provision for loan losses was increased $913,000 from $55,000 during fiscal 2001 to $968,000 during fiscal 2002, as management took a more aggressive posture in assessing collectibility of a $1.9 million commercial business loan. Our conclusions proved well founded as the borrower declared bankruptcy on November 1, 2002. Management expects charge-offs to increase in the future as a result of the increase in its total loan portfolio during fiscal 2002. While we have continued our loan loss provisions in response to our continued growth in real estate loans, we have allowed our allowance for loan losses to decline as a percentage of loans due to the continuation of the low percentages of our charge-offs and non-performing loans.

         NONINTEREST INCOME. Noninterest income increased $4.0 million during fiscal 2002, over fiscal 2001, primarily as a result of the increase in gain on sale of loans, reflecting an increased volume of loan originations and sales from the company's mortgage banking activities. That increase was coupled with an increase in gains on the sale of investments and an increase in service fees on deposits. The level of gain on sale of loans during fiscal 2002 resulted from the company taking advantage of an increase in loan origination volumes and sales, and from margins being greater when compared to the comparable period one year ago.

         During fiscal year 2002, disbursements on loans originated for sale amounted to $425.4 million compared to $249.9 million during fiscal year 2001. The $175.5 million increase in loans originated and disbursed was largely attributable to decreases in market interest rates which resulted in increased home mortgage refinancings. During the period, substantially all loans originated were sold in the secondary market, in most cases with servicing released. Proceeds from the sale of loans for fiscal 2002 amounted to $434.7 million compared to $245.2 million during fiscal year 2001. Sales of loans resulted in gains of $8.4 million and $4.3 million for fiscal 2002 and fiscal 2001, respectively.

         The following table presents a comparison of the components of non-interest income.

                                                YEARS ENDED SEPTEMBER 30,                 DIFFERENCE
                                             -------------------------------- ------------------------------------
                                                   2002             2001           AMOUNT               %
                                             ---------------   -------------- --------------- --------------------
                                                                    (DOLLARS IN THOUSANDS)
Noninterest income:
   Gain on sale of loans                         $ 8,432          $ 4,335         $ 4,097              94.51%
   Service fees on loans                             484              673            (189)            (28.08)
   Service fees on deposits                          512              456              56              12.28
   Gain (loss) on sale of investment
     securities                                      198              194               4               2.06
   Gain on sale of real estate owned                   -               45             (45)           (100.00)
   Other operating income                             64                4              60           1,500.00
                                             ---------------   --------------  -------------- --------------------
      Total noninterest income                   $ 9,690          $ 5,707         $ 3,983              69.79%
                                             ===============   ==============  ============== ====================

         NONINTEREST EXPENSE. Noninterest expense for fiscal 2002, amounted to $15.8 million, an increase of $3.2 million or 26.21% from the $12.6 million incurred in fiscal 2001. The increase was primarily attributable to a $2.5 million increase in the mortgage banking subsidiary's noninterest expense. That increase was primarily in compensation of $1.4 million, advertising of $356,000 and other operating expenses of $547,000. The increase in the bank's noninterest expense of $770,000 was primarily in compensation, depreciation expense on furniture fixtures and equipment, data processing, occupancy and other operating expense, attributable to the continued expansion and growth of the bank. The increase in compensation at the mortgage subsidiary resulted from an increase in commissions to loan officers, due to increased loan production and the related employee benefit cost associated with the increase in their compensation.

         The following table presents a comparison of the components of noninterest expense.

                                                 YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                               ------------------------------    ------------------------------
                                                   2002            2001             AMOUNT            %
                                               --------------  --------------    -------------  ---------------
                                                                   (DOLLARS IN THOUSANDS)

Noninterest expense:
   Compensation and employee benefits               $7,898          $6,054          $1,844           30.46%
   Occupancy                                         1,788           1,607             181           11.26
   Professional services                               782             818             (36)          (4.40)
   Advertising                                         779             522             257           49.23
   Deposit insurance premium                            43              36               7           19.44
   Furniture, fixtures and equipment                   875             668             207           30.99
   Data processing                                   1,134             887             247           27.85
   Loss from foreclosed real estate                      -               3              (3)         100.00
   Other operating expense                           2,540           1,955             585           29.92
                                               --------------  --------------    -------------  ---------------
Total noninterest expense                          $15,839         $12,550          $3,289            26.21%
                                               ==============  ==============    =============  ===============

         INCOME TAXES. The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. Based on recent tax legislation, the company expects to offset all taxable income in fiscal 2002 with existing net operating losses carried forward from prior years. The company believes that it will continue to generate taxable income, for the foreseeable future, which will assure utilization of the existing net operating losses.

         Management has provided a valuation allowance for net deferred tax assets of $3.7 million, as it is unable to determine the timing of the generation of future taxable income.

         At September 30, 2002, the company has net operating loss carryforwards totaling approximately $8.1 million, which expire in years 2006 to 2021. As a result of the change in ownership of the bank, approximately $1.5 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

         RECENT ACCOUNTING STANDARDS. In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. We adopted the use of this accounting statement in July 2003. Adoption did not have a material effect on our financial position or results of operations.

         MARKET INFORMATION. The following table sets forth market price information, based on closing prices, as reported by the NASDAQ for the common stock high and low closing prices for the periods indicated.

                     Fiscal year September 30, 2003 quarters           Fiscal year September 30, 2002 quarters
                 ---------------------------------------------     --------------------------------------------
                   First       Second     Third      Fourth          First      Second     Third      Fourth
   -----------------------------------------------------------     --------------------------------------------
   High            6.68        7.95       7.43       7.95            6.41       6.50       6.70       6.65
   Low             6.15        6.30       6.50       7.08            5.10       5.99       6.07       5.81

         The company's stock trades on the NASDAQ Stock Market (ticker symbol
GAFC). At September 30, 2003, there were approximately 441 stockholders of record.

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Greater Atlantic Financial Corp.
Reston, Virginia



We have audited the accompanying consolidated statements of financial condition of Greater Atlantic Financial Corp. and Subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Atlantic Financial Corp. and Subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ BDO Seidman, LLP
                                                    ------------------------
                                                    BDO Seidman, LLP




Washington, D.C.
October 31, 2003


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

----------------------------------------------------------------------------------------------------------------
SEPTEMBER 30,                                                                      2003               2002
----------------------------------------------------------------------------------------------------------------
                                                                                    (dollars in thousands)
ASSETS
 Cash and cash equivalents                                                        $ 2,029           $ 3,066
 Interest bearing deposits                                                          4,114             6,292
 Investment securities (Notes 2 and 9)
    Available-for-sale                                                            211,408           191,673
    Held-to-maturity                                                               13,376            17,686
 Loans held for sale (Note 3)                                                       6,554            14,553
 Loans receivable, net (Notes 3, 9 and 15)                                        242,253           248,081
 Accrued interest and dividends receivable (Note 4)                                 2,299             2,859
 Deferred income taxes (Note 10)                                                    1,520             1,520
 Federal Home Loan Bank stock, at cost                                              4,340             5,490
 Premises and equipment, net (Note 5)                                               7,948             7,790
 Goodwill                                                                           1,284             1,284
 Prepaid expenses and other assets                                                  2,229             2,384
---------------------------------------------------------------------------------------------------------------
 Total                                                                           $499,354          $502,678
===============================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits (Note 7)                                                                $297,876           $281,877
Advance payments from borrowers for taxes and insurance                               225                280
Accrued expenses and other liabilities (Note 8)                                     4,318              3,261
Advances from the FHLB and other borrowings (Note 9)                              164,635            187,511
Guaranteed convertible preferred securities of subsidiary trust (Note 20)           9,359                  -
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                 476,413            472,929
----------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 11)
----------------------------------------------------------------------------------------------------------------
Guaranteed convertible preferred securities of subsidiary trust (Note 20)               -              9,346
----------------------------------------------------------------------------------------------------------------

Stockholders' Equity (Notes 12 and 13)
   Preferred stock $.01 par value - 2,500,000 shares authorized,
       none outstanding                                                                 -                  -
   Common stock, $.01 par value - 10,000,000
       shares authorized; 3,012,434 shares outstanding                                 30                 30
   Additional paid-in capital                                                      25,152             25,152
   Accumulated deficit                                                               (268)            (2,520)
   Accumulated other comprehensive loss                                            (1,973)            (2,259)
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                         22,941             20,403
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                       $499,354           $502,678
================================================================================================================

See accompanying notes to consolidated financial statements.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

  -----------------------------------------------------------------------------------------------------------------
  YEARS ENDED SEPTEMBER 30,                                                           2003              2002
  -----------------------------------------------------------------------------------------------------------------
                                                                                        (DOLLARS IN THOUSANDS)

  Interest income
    Loans                                                                           $ 14,369           $ 14,039
    Investments                                                                        6,618              7,743
  -----------------------------------------------------------------------------------------------------------------
   Total interest income                                                              20,987             21,782
  -----------------------------------------------------------------------------------------------------------------

  Interest expense
    Deposits (Note 7)                                                                  6,673              8,308
    Borrowed money                                                                     6,376              5,427
  -----------------------------------------------------------------------------------------------------------------
  Total interest expense                                                              13,049             13,735
  -----------------------------------------------------------------------------------------------------------------
  Net interest income                                                                  7,938              8,047
  Provision for loan losses (Note 3)                                                     855                968
  -----------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                                  7,083              7,079
  -----------------------------------------------------------------------------------------------------------------

  Noninterest income
    Fees and service charges                                                           1,475                996
    Gain on sale of loans                                                             17,373              8,432
    Gain on sale of investment securities                                                 35                198
    Loss on sale of real estate owned                                                    (24)                 -
    Other operating income                                                                21                 64
  -----------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                            18,880              9,690
  -----------------------------------------------------------------------------------------------------------------

Noninterest expense
  Compensation and employee benefits                                                  13,706              7,898
  Occupancy                                                                            1,963              1,788
  Professional services                                                                1,329                782
  Advertising                                                                          1,072                779
  Deposit insurance premium                                                               46                 43
  Furniture, fixtures and equipment                                                    1,069                875
  Data processing                                                                      1,317              1,134
  Other real estate owned expenses (Note 6)                                                5                  -
  Other operating expenses                                                             3,204              2,540
-------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                             23,711             15,839
-------------------------------------------------------------------------------------------------------------------
Net income                                                                           $ 2,252              $ 930
===================================================================================================================
Basic earnings per share (Note 14)                                                    $ 0.75             $ 0.31
===================================================================================================================
Diluted earnings per share (Note 14)                                                  $ 0.60             $ 0.31
===================================================================================================================

See accompanying notes to consolidated financial statements.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

---------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                       2003             2002
---------------------------------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
Net income                                                                     $ 2,252             $ 930
---------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax:
   Unrealized gains on securities                                                   16               446
   Unrealized gain (loss) on hedges                                                270            (2,173)
---------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                                  286            (1,727)
---------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                                     $ 2,538           $ (797)
=========================================================================================================


See accompanying notes to consolidated financial statements.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------
                                                                                         Accumulated        Total
                                                             Additional   Accumulated       Other
                                      Preferred    Common     Paid-in      Earnings     Comprehensive   Stockholders'
                                        Stock      Stock      Capital      (Deficit)    Income (Loss)       Equity
-----------------------------------------------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)

Balance at September 30, 2001            $  -        $ 30       $ 25,132      $ (3,450)         $ (532)      $ 21,180

Options exercised                           -           -             20             -               -             20

Other comprehensive income                  -           -              -             -          (1,727)        (1,727)

Net loss for the period                     -           -              -           930               -            930
-------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 2002               -          30         25,152        (2,520)         (2,259)        20,403

Other comprehensive income                  -           -              -             -             286            286

Net income for the period                   -           -              -         2,252               -          2,252
-------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2003            $  -         $30       $ 25,152        $ (268)       $ (1,973)      $ 22,941
=========================================================================================================================

See accompanying notes to consolidated financial statements.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

  ---------------------------------------------------------------------------------------------------------------
  Years ended September 30,                                                            2003            2002
  ---------------------------------------------------------------------------------------------------------------
                                                                                          (IN THOUSANDS)
  Cash flow from operating activities
  Net income                                                                            $2,252           $930
  Adjustments to reconcile net income to net cash
     provided by operating activities
    Provision for loan losses                                                              855            968
    Amortization of excess of purchase price over assets acquired                            -              -
    Amortization of deposit acquisition adjustment                                          23             92
    Amortization of loan acquisition adjustment                                            (18)           (27)
    Depreciation and amortization                                                          864            714
    Proceeds from sale of trading securities                                                 -          1,129
    Proceeds from repayments of trading securities                                           -            183
    Amortization of trading security premiums                                                -              8
    Unrealized loss (gain) on trading securities                                            38             (9)
    Realized gain on sale of investments                                                   (73)          (125)
    Realized gain on sale of mortgaged-backed securities                                      -           (64)
    Amortization of investment security premiums                                         1,837          2,736
    Amortization of mortgage-backed securities                                             740            515
    Amortization of deferred fees                                                         (396)          (312)
    Discount accretion net of premium amortization                                         710            328
    Loss on disposal of fixed assets                                                        11              -
    Loss on sale of foreclosed real estate                                                  24              -
    Gain on sale of loans held for sale                                                (17,373)        (8,432)
  (Increase) decrease in assets
    Disbursements for origination of loans                                            (722,121)      (424,730)
    Proceeds from sales of loans                                                       747,398        433,292
    Accrued interest and dividend receivable                                               560            (82)
    Prepaid expenses and other assets                                                      425         (1,736)
    Deferred loan fees collected, net of deferred costs incurred                           231          1,439
  Increase (decrease) in liabilities
    Accrued expenses and other liabilities                                               1,055            686
  ---------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                           $ 17,042        $ 7,503
  ===============================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)

--------------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                                 2003        2002
--------------------------------------------------------------------------------------------------------------
                                                                                           (IN THOUSANDS)
Cash flow from investing activities
  Net decrease (increase) in loans                                                      $ 4,414   $(85,875)
  Purchases of premises and equipment                                                   (1,034)     (2,153)
  Proceeds from sales of foreclosed real estate                                             104           -
  Purchases of investment securities                                                   (31,113)    (66,447)
  Proceeds from sale of investment securities                                             1,035      16,423
  Proceeds from repayments of investment securities                                      47,808      21,873
  Purchases of mortgage-backed securities                                              (61,851)    (38,341)
  Proceeds from sale of mortgage-backed securities                                            -       5,601
  Proceeds from repayments of mortgage-backed securities                                 26,171      18,020
  Purchases of FHLB stock                                                              (14,488)     (3,475)
  Proceeds from sale of FHLB stock                                                       15,638       1,895
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                  (13,316)    (132,479)
--------------------------------------------------------------------------------------------------------------
Cash flow from financing activities
  Net increase in deposits                                                               15,976      51,804
  Net advances from FHLB                                                                (9,700)      22,000
  Net borrowings (repayments) on reverse repurchase agreements and other borrowings    (13,175)      47,688
  (Decrease) increase in advance payments by borrowers for taxes and insurance             (55)          58
  Issuance of convertible preferred securities                                               13       9,346
  Exercise of stock options                                                                   -          20
--------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                                        (6,941)     130,916
--------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                        (3,215)       5,940
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at beginning of period                                         9,358       3,418
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at end of period                                             $ 6,143     $ 9,358
==============================================================================================================

See accompanying notes to consolidated financial statements.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

         Greater Atlantic Financial Corp. (GAFC or the "Company") is a bank holding company whose principal activity is the ownership and management of Greater Atlantic Bank (GAB or "the Bank"), and its wholly owned subsidiary, Greater Atlantic Mortgage Corporation (GAMC). The Bank originates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Virginia, Washington, D.C. and Maryland. The Bank operates under a federal bank charter and provides full banking services.

         GAMC was incorporated as a separate entity on June 11, 1998 and began independent operations on September 1, 1998. GAMC is involved primarily in the origination and sale of single-family mortgage loans and, to a lesser extent, multi-family residential and second mortgage loans. GAMC also originates loans for the Bank's portfolio. In January 2002, GAFC established Greater Atlantic Capital Trust I to issue certain convertible preferred securities (see Note 20).

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of GAFC and its wholly owned subsidiaries, GAB, GAMC and Greater Atlantic Capital Trust I. All significant intercompany accounts and transactions have been eliminated in consolidation.

RISK AND UNCERTAINTIES

         In its normal course of business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company. The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2003 and September 30, 2002, the allowance for loan losses and valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial additional loan loss reserves. See discussion of regulatory matters in Note 12.

CONCENTRATION OF CREDIT RISK

         The Company's primary business activity is with customers located in Maryland, Virginia and the District of Columbia. The Company primarily originates residential loans to customers throughout these areas, most of who are residents local to the Company's business locations. The Company has a diversified loan portfolio consisting of residential, commercial and consumer loans. Commercial and consumer loans generally provide for higher interest rates and shorter terms, however such loans have a higher degree of credit risk. Management monitors all loans, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations, with allowances for losses established as necessary to properly reflect the value of the properties. Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at September 30, 2003.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT SECURITIES

         Investment securities, which the Company has the intent and ability to hold to maturity, are carried at amortized cost. The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method, over the period from the date of purchase to maturity. When sales do occur, gains and losses are recognized at the time of sale and the determination of cost of securities sold is based upon the specific identification method. Investment securities which the Company intends to hold for indefinite periods of time, use for asset/liability management or that are to be sold in response to changes in interest rates, prepayment risk, the need to increase regulatory capital or other similar factors are classified as available-for-sale and carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. If a sale does occur, gains and losses are recognized as a component of earnings at the time of the sale. The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method.

         Investment securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

LOANS AND ALLOWANCE FOR LOAN LOSSES

         Loans receivable are stated at unpaid principal balances, net of unearned discounts resulting from add-on interest, participation or whole-loan interests owned by others, undisbursed loans in process, deferred loan fees, and allowances for loan losses.

         Loans are placed on non-accrual status when the principal or interest is past due more than 90 days or when, in management's opinion, collection of principal and interest is not likely to be made in accordance with a loan's contractual terms.

         The allowance for loan losses provides for the risk of losses inherent in the lending process. The allowance for loan losses is based on periodic reviews and analyses of the loan portfolio which include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic conditions, prior loss experience and results of periodic credit reviews of the portfolio. The allowance for loan losses is increased by provisions for loan losses charged against income and reduced by charge-offs, net of recoveries. In management's judgment, the allowance for loan losses is considered adequate to absorb losses inherent in the loan portfolio at September 30, 2003.

         The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. If the present value is less than the carrying value of the loan, a valuation allowance is recorded. For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell, on a discounted basis, to measure impairment.

         Mortgage loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

DERIVATIVE FINANCIAL INSTRUMENTS

         The Company uses derivative financial instruments to mitigate market risk from changes in interest rates. Our derivative financial instruments are contracted in the over-the-counter market and include interest rate swaps. The Company does not hold or issue derivative financial instruments for trading purposes.

         All derivatives are recognized on the balance sheet at fair value. To qualify for hedge accounting treatment, derivatives, at inception, must be designated as hedges and evaluated for effectiveness throughout the hedge period. The Company designated, at the date entered into, the interest rate swap agreements as a hedge of the variability of cash flows to be received or paid related to loans and deposits (a cash flow hedge). The Company records changes in the fair value of cash flow hedges in other comprehensive income, net of income taxes, until earnings are affected by the variability of cash flows of the hedged transaction.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management strategy for undertaking the hedge transactions. The Company will discontinue hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value of cash flows of a hedged item; (2) the derivative expires or is sold or terminated or (3) management determines that the designation of the derivative as a hedge instrument is no longer appropriate.

MORTGAGE LOAN INCOME, DISCOUNTS AND PREMIUMS

         Interest income on loans is recorded on the accrual method. Discounts and premiums relating to mortgage loans purchased are deferred and amortized against or accreted into income over the estimated lives of the loans using the level yield (interest) method. Accrual of interest is discontinued and an allowance for uncollected interest is established and charged to interest income for the full amount of accrued interest receivable on loans, which are delinquent for a period of 90 days or more.

LOAN ORIGINATION AND COMMITMENT FEES

         Loan origination and commitment fees and certain incremental direct loan origination costs are being deferred with the net amount being amortized as an adjustment of the related loan's yield. The Company is amortizing those amounts over the contractual life of the related loans as adjusted for anticipated prepayments using current and past payment trends.

MORTGAGE LOAN SALES AND SERVICING

         The Company originates and sells loans and participating interest in loans generally without retaining servicing rights. Loans are sold to provide the Company with additional funds and to generate gains from mortgage banking operations. Loans originated for sale are carried at the lower of cost or market. When a loan and the related servicing are sold the Company recognizes any gain or loss at the time of sale.

         When servicing is retained on a loan that is sold, the Company recognizes a gain or loss based on the present value of the difference between the average constant rate of interest it receives, adjusted for a normal servicing fee, and the yield it must pay to the purchaser of the loan over the estimated remaining life of the loan. Any resulting net premium is deferred and amortized over the estimated life of the loan using a method approximating the level yield (interest) method. There were no loans sold with servicing rights retained during the years ended September 30, 2003 and September 30, 2002. The Company also sells participation interests in loans that it services.

PREMISES AND EQUIPMENT

         Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method over useful lives ranging from five to ten years. Leasehold improvements are capitalized and amortized using the straight-line method over the life of the related lease.

FORECLOSED REAL ESTATE

         Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Subsequent to the date of foreclosure, valuation adjustments are made, if required, to the lower of cost or fair value less estimated selling costs. Costs related to holding the real estate, net of related income, are reflected in operations when incurred. Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale.

GUARANTEED CONVERTIBLE PREFERRED SECURITIES

         On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, "Accounting for Mandatorily Redeemable Securities" ("SFAS 150"). SFAS 150 requires that the Company classify redeemable securities with a mandatory redemption date as liabilities in its balance sheet and classify distributions related to such securities as interest expense. Also, SFAS 150 requires that the redeemable securities be reflected at fair market value when reclassified as a liability. Accordingly, the guaranteed convertible preferred securities have been reclassified as a liability at September 30, 2003. The Company has consistently accounted for distributions related to these securities as interest expense, and since the Company sold the securities in a public offering, there was no fair market value adjustment necessary.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

         Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The net deferred tax asset is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized (See Note 10).

CASH AND CASH EQUIVALENTS

         The Company considers cash and interest bearing deposits in other banks as cash and cash equivalents for purposes of preparing the statement of cash flows.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Presently, the Company's comprehensive income and loss is from unrealized gains and losses on certain investment securities and unrealized gains and losses related to interest rate swap agreements.

STOCK-BASED COMPENSATION

         The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), but it continues to measure compensation cost for the stock options using the intrinsic value method prescribed by APB Opinion No.
25. As allowable under SFAS 123, the Company used the Black-Sholes method to measure the compensation cost of stock options granted in 2002 with the following assumptions: risk-free interest rate of 4.95%, a dividend payout rate of zero, and an expected option life of seven years, respectively. The volatility is 45%. Using these assumptions, the fair value of stock options granted during fiscal 2002 was $3.10.

         There were no adjustments made in calculating the fair value to account for vesting provisions, for non-transferability or risk of forfeiture. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         If the Company had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts indicated in the following table:


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


---------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                  2003            2002
---------------------------------------------------------------------------------------------------
                                                                        (IN THOUSANDS, EXCEPT PER
                                                                               SHARE DATA)
Net income as reported                                                    $ 2,252            $930
Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards, net of
related tax effects                                                             -           (165)
---------------------------------------------------------------------------------------------------
Pro Forma net income                                                        2,252             765
---------------------------------------------------------------------------------------------------

Basic income per common share:
As reported                                                                 $0.75          $ 0.31
Pro Forma                                                                    0.75            0.31
Diluted income per common share:
As reported                                                                 $0.60           $0.31
Pro Forma                                                                    0.60            0.31


RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current method of presentation. These reclassifications have no effect on the results of operations previously reported.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  INVESTMENTS
AVAILABLE-FOR-SALE, SEPTEMBER 30, 2003
-------------------------------------------------------------------------------------------------------------------
                                                                          Gross          Gross
                                                        Amortized       Unrealized     Unrealized       Market
                                                           Cost           Gains          Losses          Value
-------------------------------------------------------------------------------------------------------------------
Investment securities                                                        (IN THOUSANDS)
SBA notes                                                $ 113,431          $ 998          $ 567       $ 113,862
CMOs                                                         8,805             24             37           8,792
Corporate debt securities                                    2,892             26              -           2,918
-------------------------------------------------------------------------------------------------------------------
                                                           125,128          1,048            604         125,572
-------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
FNMA notes                                                  70,684             41            370          70,355
GNMA notes                                                   4,032             10              3           4,039
FHLMC notes                                                 11,477             17             52          11,442
-------------------------------------------------------------------------------------------------------------------
                                                            86,193             68            425          85,836
-------------------------------------------------------------------------------------------------------------------
                                                         $ 211,321        $ 1,116        $ 1,029       $ 211,408
===================================================================================================================

HELD-TO-MATURITY, SEPTEMBER 30, 2003
---------------------------------------------------------------------------------------------------------------------
                                                                            Gross           Gross
                                                          Amortized      Unrealized      Unrealized        Market
                                                             Cost           Gains          Losses          Value
---------------------------------------------------------------------------------------------------------------------
Investment securities                                                          (IN THOUSANDS)
SBA notes                                                  $ 11,465            $ 12           $ 356       $ 11,121
Corporate debt securities                                     1,012              82               -          1,094
---------------------------------------------------------------------------------------------------------------------
                                                             12,477              94             356         12,215
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
FNMA notes                                                      455              13               -            468
FHLMC notes                                                     444              11               -            455
---------------------------------------------------------------------------------------------------------------------
                                                                899              24               -            923
---------------------------------------------------------------------------------------------------------------------
                                                           $ 13,376           $ 118           $ 356       $ 13,138
=====================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AVAILABLE-FOR-SALE, SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                          Gross          Gross
                                                        Amortized      Unrealized      Unrealized        Market
                                                          Cost            Gains          Losses          Value
--------------------------------------------------------------------------------------------------------------------
Investment securities                                                        (IN THOUSANDS)
SBA notes                                               $ 127,554         $   943        $   795        $ 127,702
CMOs                                                       12,582              22             26           12,578
Corporate debt securities                                   1,902              40             52            1,890
--------------------------------------------------------------------------------------------------------------------
                                                          142,038           1,005            873          142,170
--------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
FNMA notes                                                 25,268              59            116           25,211
GNMA notes                                                  6,923              31              -            6,954
FHLMC notes                                                17,350              44             56           17,338
--------------------------------------------------------------------------------------------------------------------
                                                           49,541             134            172           49,503
--------------------------------------------------------------------------------------------------------------------
                                                        $ 191,579         $ 1,139        $ 1,045        $ 191,673
====================================================================================================================


HELD-TO-MATURITY, SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                          Gross          Gross
                                                       Amortized       Unrealized      Unrealized        Market
                                                          Cost            Gains          Losses          Value
--------------------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES                                                        (IN THOUSANDS)
SBA notes                                                $ 14,057             $ -          $ 380         $ 13,677
Corporate notes                                             1,020               -             87              933
--------------------------------------------------------------------------------------------------------------------
                                                           15,077               -            467           14,610
--------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities
FNMA notes                                                  1,410              27              -            1,437
FHLMC notes                                                 1,199              13              -            1,212
--------------------------------------------------------------------------------------------------------------------
                                                            2,609              40              -            2,649
--------------------------------------------------------------------------------------------------------------------
                                                         $ 17,686            $ 40          $ 467         $ 17,259
====================================================================================================================

      The weighted average interest rate on investments was 4.10% and 5.26% for the years ended September 30, 2003 and
2002, respectively.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         TRADING ACTIVITIES

         The net gains (losses) on trading activities included in earnings are as follows:

            ---------------------------------------------------------------------------------------------------
            YEARS ENDED SEPTEMBER 30,                                                   2003           2002
            ---------------------------------------------------------------------------------------------------
                                                                                          (IN THOUSANDS)
            FHLB notes                                                                $  -             $  -
            Mortgage-backed securities                                                  (38)              9
            ---------------------------------------------------------------------------------------------------
                                                                                      $ (38)           $  9
            ===================================================================================================

            Proceeds from the sale of available for sale securities were $1.0 million and $22.0 million for the years ended September 30, 2003 and 2002, respectively. Gross realized gains were $73,000 for the year ended September 30, 2003 compared to $189,000 for the year ended September 30, 2002. The amortized cost and estimated fair value of securities at September 30, 2003, by contractual maturity, are as follows:

            AVAILABLE-FOR-SALE, SEPTEMBER 30, 2003
            ----------------------------------------------------------------------------------------------------
                                                                                    Amortized        Fair
                                                                                      Cost           Value
            ----------------------------------------------------------------------------------------------------
                                                                                         (IN THOUSANDS)
            Amounts maturing in:
            One year or less                                                        $    -          $    -
            After one year through five years                                             611             600
            After five years through ten years                                              -               -
            After ten years                                                           124,517         124,972
            Mortgage-backed securities                                                 86,193          85,836
            ----------------------------------------------------------------------------------------------------
                                                                                    $ 211,321       $ 211,408
            ====================================================================================================




GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

HELD-TO-MATURITY, SEPTEMBER 30, 2003
-----------------------------------------------------------------------------------------------------
                                                                          Amortized        Fair
                                                                            Cost          Value
-----------------------------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
Amounts maturing in:
One year or less                                                            $     -        $     -
After one year through five years                                             1,840          1,857
After five years through ten years                                                -              -
After ten years                                                              10,637         10,358
Mortgage-backed securities                                                      899            923
-----------------------------------------------------------------------------------------------------
                                                                           $ 13,376       $ 13,138
=====================================================================================================

         Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

3.  LOANS RECEIVABLE

         Loans receivable consists of the following:

-----------------------------------------------------------------------------------------------------
SEPTEMBER 30,                                                          2003              2002
-----------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS)
Mortgage loans:
   Single-family                                                     $ 102,247          $ 136,523
   Multi-family                                                          1,445                536
   Construction                                                         11,996             18,993
   Commercial real estate                                               20,533             18,932
   Land loans                                                           17,258              9,947
-----------------------------------------------------------------------------------------------------
Total mortgage loans                                                   153,479            184,931
   Commercial loans                                                     39,043             28,880
   Consumer loans                                                       64,725             59,835
-----------------------------------------------------------------------------------------------------
Total loans                                                            257,247            273,646
-----------------------------------------------------------------------------------------------------
   Due borrowers on loans-in process                                    (8,394)           (11,103)
   Deferred loan fees                                                      816                772
   Allowance for loan losses                                            (1,550)            (1,699)
   Unearned (discounts) premium                                            688              1,018
-----------------------------------------------------------------------------------------------------
                                                                        (8,440)           (11,012)
-----------------------------------------------------------------------------------------------------
                                                                     $ 248,807          $ 262,634
=====================================================================================================
   Loans held for sale                                                 $ 6,554           $ 14,553
   Loans receivable, net                                               242,253            248,081
-----------------------------------------------------------------------------------------------------
                                                                     $ 248,807          $ 262,634
=====================================================================================================

Loans held for sale are all single-family mortgage loans.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The activity in allowance for loan losses is summarized as follows:

----------------------------------------------------------------------------------------------------
SEPTEMBER 30,                                                         2003               2002
----------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
Balance, beginning                                                     $ 1,699           $   810
Provision for loan losses                                                  855               968
Charge-offs                                                             (1,020)              (98)
Recoveries                                                                  16                19
----------------------------------------------------------------------------------------------------
Balance, ending                                                        $ 1,550           $ 1,699
====================================================================================================

         The amount of loans serviced for others totaled $11.7 million and $11.0 million as of September 30, 2003 and September 30, 2002, respectively.

         The allowance for uncollected interest, established for mortgage loans which are delinquent for a period of 90 days or more, amounted to $106,000 and $19,000 as of September 30, 2003 and September 30, 2002, respectively. This is the entire amount of interest income that would have been recorded in these periods under the contractual terms of such loans. Principal balances of non-performing loans related to reserves for uncollected interest totaled $1.4 million and $454,000 as of September 30, 2003, and September 30, 2002, respectively.

4.  ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

         Accrued interest and dividends receivable consist of the following:

 ----------------------------------------------------------------------------------------------------
 SEPTEMBER 30,                                                               2003           2002
 ----------------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
 Investments                                                                $ 1,210        $ 1,514
 Loans receivable                                                             1,046          1,257
 Accrued dividends on FHLB stock                                                 43             88
 ----------------------------------------------------------------------------------------------------
                                                                            $ 2,299        $ 2,859
 ====================================================================================================

5.  PREMISES AND EQUIPMENT

         Premises and equipment consists of the following:

        ----------------------------------------------------------------------------------------------------
        SEPTEMBER 30,                                                                2003          2002
        ----------------------------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
        Furniture, fixtures and equipment                                           $4,938         $4,485
        Leasehold improvements                                                       4,592          4,223
        Land                                                                         1,573          1,573
        ----------------------------------------------------------------------------------------------------
                                                                                    11,103         10,281
        Less: Allowances for depreciation and amortization                           3,155          2,491
        ----------------------------------------------------------------------------------------------------
                                                                                    $7,948         $7,790
        ====================================================================================================


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  FORECLOSED REAL ESTATE

         There was no foreclosed real estate as of September 30, 2003 or 2002.

         The cost of operations for foreclosed real consists of the following:

         -------------------------------------------------------------------------------------------------------
         SEPTEMBER 30,                                                                  2003              2002
         -------------------------------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
         INCOME:
         Gain on sale                                                                   $ -               $ -
         -------------------------------------------------------------------------------------------------------

         EXPENSE:
         Loss on sale                                                                    24                 -
         Provision for (recovery of) loss                                                 -                 -
         Operating expenses                                                               5                 -
         -------------------------------------------------------------------------------------------------------
                                                                                          -                 -
         -------------------------------------------------------------------------------------------------------
         Loss                                                                           $29               $ -
         =======================================================================================================


         There was no activity in the allowance for losses on foreclosed real estate in fiscal 2003 or 2002.

7. DEPOSITS

         Deposits are summarized as follows:

         SEPTEMBER 30, 2003
         --------------------------------------------------------------------------------------------------------
                                                                                   Ranges of
                                                                                  Contractual
                                                               Amount            Interest Rates          %
         --------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
         Savings accounts                                     $ 11,893            0.00 - 1.09%           4.0%
         NOW/money market accounts                              73,779            0.00 - 1.34%          24.8
         Certificates of deposit                               197,961            0.99 - 9.00%          66.4
         Non-interest bearing demand deposits                   14,243               0.00%               4.8
         --------------------------------------------------------------------------------------------------------
                                                              $297,876                                 100.0%
         ========================================================================================================


         SEPTEMBER 30,2002
         --------------------------------------------------------------------------------------------------------
                                                                                   Ranges of
                                                                                  Contractual
                                                           Amount                Interest Rates             %
         --------------------------------------------------------------------------------------------------------

                                                                            (IN THOUSANDS)
         Savings accounts                                    $   8,393          0.00 - 2.62%             3.0%
         NOW/money market accounts                              71,924          0.00 - 2.13%            25.5
         Certificates of deposit                               188,953          1.70 - 9.00%            67.0
         Non-interest bearing demand deposits                   12,607             0.00%                 4.5
         --------------------------------------------------------------------------------------------------------
                                                             $ 281,877                                 100.0%
         ========================================================================================================


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Certificates of deposit as of September 30, 2003 mature as follows:

       YEARS ENDING SEPTEMBER 30,
       --------------------------------------------------------------------------------------------------
                                                (IN THOUSANDS)
       2004                                                                                  $ 126,189
       2005                                                                                     36,511
       2006                                                                                     15,295
       2007                                                                                     12,867
       2008 and after                                                                            7,099
       --------------------------------------------------------------------------------------------------
                                                                                             $ 197,961
       ==================================================================================================

         Interest expense on deposit accounts consists of the following:

         --------------------------------------------------------------------------------------------------
         YEARS ENDED SEPTEMBER 30,                                           2003               2002
         --------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
         NOW/money market accounts                                           $ 1,050             $ 1,621
         Savings accounts                                                        122                 118
         Certificates of deposit                                               5,501               6,569
         --------------------------------------------------------------------------------------------------
                                                                             $ 6,673             $ 8,308
         ==================================================================================================

         Deposits, including certificates of deposit, with balances in excess of $100,000 totaled $101.1 million and $112.0 million at September 30, 2003, and September 30, 2002, respectively.

8.  DEFERRED COMPENSATION PLAN

         On October 30, 1997, the Company adopted a deferred compensation plan. Under the deferred compensation plan, an employee may elect to participate by directing that all or part of his or her compensation be credited to a deferral account. The election must be made prior to the beginning of the calendar year. The deferral account bears interest at 6% per year. The amounts credited to the deferral account are payable in preferred stock or cash at the election of the Board of Directors on the date the Company announces a change in control or the date three years from the date the participant elects to participate in the deferred compensation plan. The liability associated with the plan was zero at September 30, 2003 and 2002, respectively.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

         The Bank has $88.5 million credit availability as of September 30, 2003 from the Federal Home Loan Bank of Atlanta (FHLB), which it uses to fund loans originated by Greater Atlantic Mortgage Corporation. Any advances in excess of $10 million are required to be collateralized with eligible securities. The credit availability is at the discretion of the FHLB.

         The following table sets forth information regarding the Bank's borrowed funds:

-------------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED SEPTEMBER 30,                                                   2003                2002
-------------------------------------------------------------------------------------------------------------------------
                                                                                           (DOLLARS IN THOUSANDS)
FHLB advances:
Average balance outstanding                                                            $ 102,868           $ 99,269
Maximum amount outstanding at any month-end during the period                            124,150            123,500
Balance outstanding at end of period                                                      86,800             96,500
Weighted average interest rate during the period                                            2.58%              3.10%
Weighted average interest rate at end of period                                             2.72%              3.12%

Reverse repurchase agreements:
Average balance outstanding                                                               86,225             68,577
Maximum amount outstanding at any month-end during the period                             89,850             95,577
Balance outstanding at end of period                                                      77,835             91,011
Weighted average interest rate during the period                                            4.31%              3.43%
Weighted average interest rate at end of period                                             1.25%              1.97%

         The Bank has pledged certain investments with carrying values of $110.7 million at September 30, 2003, to collateralize advances from the FHLB.

         First mortgage loans in the amount of $64.6 million are available to be pledged as collateral for the advances at September 30, 2003.

10.  INCOME TAXES

         The company had no income tax provision in 2003 and 2002 as its pretax income was offset by existing net operating losses.

         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

         -----------------------------------------------------------------------------------------------
         YEARS ENDED SEPTEMBER 30,                                         2003              2002
         -----------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)
         Federal tax provision                                              $ 773              $ 325
         State tax provision                                                   89                 28
         (Increase) decrease in provision resulting from:
         Change in the valuation allowance                                   (868)              (359)
         Permanent differences                                                  6                  6
         -----------------------------------------------------------------------------------------------
         Income tax provision                                               $  -               $  -
         ===============================================================================================


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Significant components of the Company's deferred tax assets and liabilities are as follows:

         ---------------------------------------------------------------------------------------------------
         SEPTEMBER 30,                                                     2003                    2002
         ---------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
         Deferred tax assets
            Net operating loss carryforwards                               $ 2,314               $ 3,069
            Unrealized losses on derivatives                                 1,166                 1,332
            Allowance for loan losses                                          553                   646
            Core deposit intangible                                             65                    65
            Deferred loan fees                                                 239                   205
            Other                                                               79                   196
         ---------------------------------------------------------------------------------------------------
         Total deferred tax assets                                           4,416                 5,513
         ---------------------------------------------------------------------------------------------------
         Deferred tax liabilities
            FHLB stock dividends                                                53                    39
            Tax over book depreciation                                         436                   286
            Other                                                              109                     -
         ---------------------------------------------------------------------------------------------------
         Total deferred tax liabilities                                        598                   325
         ---------------------------------------------------------------------------------------------------
         Net deferred tax assets                                             3,818                 5,188
         Less:  Valuation allowance                                          2,298                 3,668
         ---------------------------------------------------------------------------------------------------
         Total                                                             $ 1,520               $ 1,520
         ===================================================================================================

         Management has provided a valuation allowance for net deferred tax assets, as they are unable to determine the timing of the generation of future taxable income.

         At September 30, 2003, the Company has net operating loss carryforwards for federal income tax purposes of approximately $6.1 million, which expire in the years 2006 to 2021. As a result of the change in ownership of the Bank, approximately $1.5 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  COMMITMENTS AND CONTINGENCIES

         The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         At September 30, 2003, the Company had outstanding commitments to originate and purchase loans and undisbursed construction mortgages aggregating approximately $79.0 million. Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days. In addition, the Company was contingently liable under unfunded lines of credit for approximately $95.3 million and standby letters of credit for approximately $377,000.

         Effective October 1, 2002, the Company renewed the expiring employment agreement with the executive in charge of its mortgage subsidiary which calls for a base salary of $108,000 plus bonuses based on loan closings and net income levels. The term of this agreement is for two years and can be automatically extended. Effective November 1, 1997, the Company entered into a three year employment agreement with the President and Chief Executive Officer of the Bank. The agreement can be and was automatically extended for an additional year effective January 1, 2003. The agreement provides for a base salary of $182,000 per year.

RENTAL COMMITMENTS

         The Company has entered into lease agreements for the rental of certain properties expiring on various dates through February 28, 2019. The future minimum rental commitments as of September 30, 2003, for all noncancellable lease agreements, are as follows:

Years ending                              Rental
September 30,                           Commitments
-------------------------------------------------------
                                     (in thousands)
2004                                        $ 1,511
2005                                          1,545
2006                                          1,240
2007                                          1,175
2008                                          1,176
Thereafter                                    3,301
-------------------------------------------------------
Total                                       $ 9,948
=======================================================

         Net rent expense for the years ended September 30, 2003 and September 30, 2002 was $1.6 million and $1.5 million, respectively.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  REGULATORY MATTERS

         Generally, annual dividends to shareholders are limited to the amount of current year net income, plus the total net income for the preceding two years, adjusted for any prior year distributions. Under certain circumstances, regulatory approval would be required before making a capital distribution. The Bank did not pay any cash dividends during the year ended September 30, 2003 or 2002.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital level: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under FDICIA, a well-capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%. At September 30, 2003 and September 30, 2002, the Bank was classified as a well capitalized financial institution.

         As part of FDICIA, the minimum capital requirements that the Bank is subject to are as follows: 1) tangible capital equal to at least 1.5% of adjusted total assets, 2) core capital equal to at least 4% of adjusted total assets and 3) total risk-based capital equal to at least 8% of risk-based assets.

         The following presents the Bank's capital position at September 30, 2003 and September 30, 2002:

---------------------------------------------------------------------------------------------------------------
                                                Required    Required       Actual      Actual
            AT SEPTEMBER 30, 2003               Balance      Percent      Balance      Percent      Surplus
---------------------------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Tangible                                        $ 7,476       1.50%     $ 32,680        6.56%      $ 25,204
Core                                            $ 19,936      4.00%     $ 32,680        6.56%      $ 12,744
Risk-based                                      $ 18,792      8.00%     $ 34,117       14.52%      $ 15,325
===============================================================================================================

----------------------------------------------------------------------------------------------------------------
                                                Required     Required      Actual       Actual
            AT SEPTEMBER 30, 2002                Balance     Percent       Balance      Percent      Surplus
----------------------------------------------------------------------------------------------------------------
                                                                        (IN THOUSANDS)

Tangible                                         $ 7,528      1.50%     $ 28,647        5.71%      $ 21,119
Core                                             $ 20,076      4.00%    $ 28,647        5.71%      $ 8,571
Risk-based                                       $ 17,959      8.00%    $ 30,346       13.52%      $ 12,387
================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following is a reconciliation of the Bank's net worth as reported to the OTS on GAAP capital as presented in the accompanying financial statements.

   ------------------------------------------------------------------------------------------------
   SEPTEMBER 30,                                                             2003          2002
   ------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
   GAAP CAPITAL                                                           $ 32,012     $ 27,684
   Unrealized losses on available for sale securities                        1,952        2,247
   Goodwill                                                                 (1,284)      (1,284)
   ------------------------------------------------------------------------------------------------
   TANGIBLE CAPITAL                                                         32,680       28,647
      Adjustments                                                                -            -
   ------------------------------------------------------------------------------------------------
   CORE CAPITAL                                                             32,680       28,647
      Allowance for general loss reserves                                    1,550        1,699
      Adjustments to arrive at Risk-Weighted Assets                           (113)          -
   ------------------------------------------------------------------------------------------------
   RISK-BASED CAPITAL                                                     $ 34,117     $ 30,346
   ================================================================================================

         Failure to meet any of the three capital requirements causes savings institutions to be subject to certain regulatory restrictions and limitations including a limit on asset growth, and the requirement to obtain regulatory approval before certain transactions or activities are entered into.

13.  STOCKHOLDERS' EQUITY

         Effective November 14, 1998, the Company established the 1997 Stock Option and Warrant Plan (the "Plan"). The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders. The Plan was amended effective March 14, 2000, to increase the number of options available for grant from 76,667 to 225,000 shares to employees and amended again effective March 15, 2002, to increase the number of options available for grant from 225,000 to 350,000 shares to employees and to limit its application to officers and employees. The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years. The exercise price for the stock options and warrants is the fair market value at grant date. As of September 30, 2002, 94,685 warrants were issued.

         The following summary represents the activity under the Plan:

  --------------------------------------------------------------------------------------------------------------------
                                                                           Number       Exercise        Expiration
                                                                         of Shares        Price            Date
  --------------------------------------------------------------------------------------------------------------------
  Balance outstanding at September 30, 2001                                139,000
  Options granted                                                           10,000         $ 5.31        12-14-2010
  Options granted                                                           26,000         $ 7.00          1-1-2012
  Options granted                                                           20,000         $ 9.00          1-1-2012
  Options exercised                                                         (5,000)        $ 4.00
  --------------------------------------------------------------------------------------------------------------------
  Balance outstanding and exercisable at September 30, 2002                190,000
  Options granted                                                                -           $  -
  Balance outstanding and exercisable at September 30, 2003                190,000
  ====================================================================================================================


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         A summary of the stock options outstanding and exercisable as of September 30, 2003 is as follows:

  ---------------------------------------------------------------------------------------------------------------------
                     Options Outstanding                                          Options Exercisable
  -----------------------------------------------------------    ------------------------------------------------------
                                               Weighted            Weighted                              Weighted
                                               Average             Average                               Average
      Exercise             Number           Remaining Life         Exercise          Number              Exercise
       Prices           Outstanding            (years)              Price          Exercisable            Price
  ----------------- --------------------- -------------------    ------------- -------------------- -------------------
       $7.50               16,667                4.2                $7.50            16,667               $7.50
       $8.38               41,667                5.2                $8.38            41,667               $8.38
       $6.00               17,500                6.2                $6.00            17,500               $6.00
       $4.00               58,166                7.2                $4.00            58,166               $4.00
       $5.31               10,000                7.2                $5.31            10,000               $5.31
       $7.00               26,000                8.4                $7.00            26,000               $7.00
       $9.00               20,000                8.4                $9.00            20,000               $9.00
  -----------------------------------------------------------    ------------------------------------------------------

14.  EARNINGS PER SHARE OF COMMON STOCK

         The Company reports earning per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires two presentations of earning per share - "basic" and "diluted." Basic earnings per share are computed by dividing income available to common stockholders (the numerator) for the period by the weighted average number of shares of common stock outstanding during the year (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

         The following table presents a reconciliation between the basic and diluted earnings per share for the year ended September 30, 2003 and 2002:

  ---------------------------------------------------------------------------------------------------------------
  Years ended September 30,                                  2003                             2002
  ---------------------------------------------------------------------------------------------------------------
                                                                                                          Per
                                                                      Per Share                          Share
                                               Income      Shares       Amount     Income     Shares      Amount
  ---------------------------------------------------------------------------------------------------------------
                                                       (dollars in thousands, except per share data)
  Basic earnings per share                    $ 2,252     3,012,434     $ 0.75    $  930     3,010,420   $ 0.31
  Effect of conversion of preferred               409     1,371,428                  211       685,715
  securities
  Effect of dilutive stock options                  -        29,600                    -        22,059
  ---------------------------------------------------------------------------------------------------------------
  Diluted                                     $ 2,661     4,413,462     $ 0.60    $1,141     3,718,194   $ 0.31
  ===============================================================================================================

15.  RELATED PARTY TRANSACTIONS

         The Bank offers loans to its officers, directors, employees and related parties of such persons. These loans are made in the ordinary course of business and, in the opinion of management, do not involve more than the normal risk of collectibility, or present other unfavorable features. Such loans are made on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The aggregate balance of loans to directors, officers and other related parties is $903,000 and $691,000 as of September 30, 2003 and September 30, 2002, respectively.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.  MARKET VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

         The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," and does not represent the aggregate net fair value of the Bank.

         Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

         The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:

         A. Cash and interest-bearing deposits - Fair value is estimated to be carrying value.

         B. Investment securities - Fair value is estimated using quoted market prices or market estimates.

         C. Loans receivable - For residential mortgage loans, fair value is estimated by discounting future cash flows using the current rate for similar loans.

         D. Deposits - For passbook savings, checking and money market accounts, fair value is estimated at carrying value. For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

         E. Advances from the FHLB of Atlanta and reverse repurchase agreements
- Fair value is estimated by discounting future cash flows at the currently offered rates for advances of similar remaining maturities.

         F. Off-balance sheet instruments - The fair value of commitments is determined by discounting future cash flows using the current rate for similar loans. Commitments to extend credit for other types of loans and standby letters of credit were determined by discounting future cash flows using current rates.

         The carrying value and estimated fair value of financial instruments is summarized as follows:

    --------------------------------------------------------------------------------------------------------
    SEPTEMBER 30,                                             2003                         2002
    --------------------------------------------------------------------------------------------------------
                                                      Carrying       Estimated     Carrying     Estimated
                                                       value        fair value      value       fair value
    --------------------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS)

    Assets:
      Cash and interest bearing deposits               $ 6,143        $ 6,143      $ 9,358        $ 9,358
      Investment securities                            224,784        224,546      209,359        208,932
      Loans receivable                                 248,807        249,017      262,634        266,078
    --------------------------------------------------------------------------------------------------------
    Liabilities:
      Deposits                                         297,876        301,211      281,877        284,979
      Borrowings                                       164,635        168,114      187,511        191,515
    --------------------------------------------------------------------------------------------------------
    Off-balance sheet instruments:
      Commitments to extend credit                           -          1,466            -          1,245
    --------------------------------------------------------------------------------------------------------

17.  EMPLOYEE BENEFIT PLANS

         The Company operates a 401(k) Retirement Plan covering all full-time employees meeting the minimum age and service requirements. Contributions to the Retirement Plan are at the discretion of the Company. The Company made no contributions for the years ended September 30, 2003 and 2002.



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                          2003              2002

--------------------------------------------------------------------------------------------------------------
                                                                                        (IN THOUSANDS)
Cash paid during period for interest on deposits and borrowings                    $8,307           $6,385
==============================================================================================================

19.  SEGMENT REPORTING

         The Company has two reportable segments, banking and mortgage banking. The Bank operates retail deposit branches throughout the greater Washington, D.C./Baltimore metropolitan area. The banking segment provides retail consumer and small businesses with deposit products such as demand, transaction, savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans. Further, the banking segment invests in residential real estate loans purchased from GAMC and others, and also invests in mortgage-backed and other securities. The mortgage banking segment activities, which are conducted principally through GAMC, include the origination of residential real estate loans either for the Bank's portfolio or for sale into the secondary market with servicing released.

         The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on net interest income, noninterest income, and noninterest expense. The total of these three items is the reportable segment's net contribution.

         The Company's reportable segments are strategic business units that offer different services in different geographic areas. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

         Since the Company derives a significant portion of its revenue from interest income and interest expense, the segments are reported below using net interest income. Because the Company also evaluates performance based on noninterest income and noninterest expense, these measures of segment profit and loss are also presented.

 ---------------------------------------------------------------------------------------------------------------------
                                                                            Total                          Total
                                                           Mortgage       Reportable    Intersegment     Operating
 FOR THE YEARS ENDED SEPTEMBER 30,           Banking        Banking        Segments     Eliminations     Earnings
 ---------------------------------------------------------------------------------------------------------------------
 Net interest income: (1)                                               (IN THOUSANDS)
 2003                                       $ 6,294       $    789       $  7,083        $    -         $  7,083
 2002                                       $ 6,773       $    306       $  7,079        $    -         $  7,079
 Noninterest income:
 2003                                       $   771       $ 18,142       $ 18,913        $  (33)        $ 18,880
 2002                                       $   940       $  8,814       $  9,754        $  (64)        $  9,690
 Noninterest expense:
 2003                                       $ 10,029      $ 13,715       $ 23,744        $   33         $ 23,711
 2002                                       $  9,001      $  6,902       $ 15,903        $   64         $ 15,839
 Net income:
 2003                                       $ (2,964)     $  5,216       $  2,252        $   -          $  2,252
 2002                                       $ (1,288)     $  2,218       $    930        $   -          $    930
 Segment assets:
2003                                        $503,241      $  8,284       $511,525        $(12,171)      $499,354
2002                                        $509,904      $ 15,686       $525,590        $(22,912)      $502,678


(1) Segment net interest income reflects income after provision for loan losses.

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.  GUARANTEED CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY TRUST

         On March 20, 2002, Greater Atlantic Capital Trust I (the, "Trust"), a Delaware statutory business trust and a wholly owned Trust subsidiary of the Company issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, with an option to call on or after December 31, 2003. Conversion of the preferred securities into the Company's common stock may occur at any time on or after 60 days after the closing of the offering. The Company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003. Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002. The Trust also issued 29,762 common securities to the Company for $297,620. The Company purchased all the shares of the common stock. The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust's common securities were utilized to purchase from the Company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. All intercompany interest and equity were eliminated in consolidation.

         The Trust was formed for the sole purpose of investing the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures. The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto. The sale of the preferred securities yielded $9.3 million after deducting offering expenses. The Company currently intends to retain approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments. The remaining $8.0 million of the proceeds was invested in Greater Atlantic Bank to increase its capital position. Initially, these funds will be invested in investment securities. Subsequently, such proceeds may be used to fund new loans.

21.  DERIVATIVE FINANCIAL INSTRUMENTS

         Beginning in fiscal 2002, the Bank utilized derivative financial instruments to hedge its interest rate risk. Beginning in 2002, the Bank adopted statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") which requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value. The Bank bases the estimated fair values of these agreements on the cost of interest-rate exchange agreements with similar terms at available market prices, excluding accrued interest receivable and payable. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated using techniques such as discounted cash flow analysis and comparisons to similar instruments. Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since those estimates are made as of a specific time, they are susceptible to material near term changes.

         The Bank entered into various interest-rate swaps that total $77 million in notional principal. The swaps pay a fixed rate with the Bank receiving payments based upon one-to three-month floating rate LIBOR. The capped range is between 1.31% - 4.53%, and expires between 2 and 7 years. The Bank also entered into various interest rate caps that total $30 million in notional principal with terms between four and ten years that limit the float between a floor of 2.00%, and capped between 5.00% - 8.00%. The Bank accounts for these derivatives as cash flow hedges, under the guidelines of SFAS 133, whereby the fair value of these contracts are reflected in other assets with the offset recorded as accumulated other comprehensive income. At September 30, 2003, the fair value of those contracts was a loss of $1.9 million.



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 -----------------------------------------------------------------------------------------------------------------
                                                          Monthly       Gross         Gross         Estimated
   Total by class type of interest rate    Notional      Amortized     Unrealized    Unrealized    Fair Value
   exchange agreements                     Amount         Cost          Gains         (Losses)      Gain (Loss)
 -----------------------------------------------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
Interest rate swaps:
Bank pays fixed, receives variable          $  77,000        $ 166          $ 304    $ (1,946)      $ (1,642)
Interest rate caps:
   Interest rate caps purchased                30,000            16            36        (325)          (289)
-----------------------------------------------------------------------------------------------------------------

Total                                       $ 107,000        $ 182          $ 340    $ (2,271)      $ (1,931)
=================================================================================================================


22.  RECENT ACCOUNTING STANDARDS

         In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. We adopted the use of this accounting statement in July 2003. Adoption did not have a material effect on our financial position or results of operations.

23. PARENT COMPANY - ONLY FINANCIAL STATEMENTS

         Parent Company - Only Condensed Statements of Financial Condition
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                       2003               2002
     -------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
     Assets
     Cash and cash equivalents                                         $    565          $  1,327
     Loans receivable                                                         -               125
     Investment in subsidiary                                            34,269            31,299
     Prepaid expenses and other assets                                       20                21
     -------------------------------------------------------------------------------------------------
     Total assets                                                      $ 34,854          $ 32,772
     =================================================================================================
     Liabilities and stockholders' equity
     Accrued interest payable on subordinated debt                     $      -          $    161
     Other liabilities                                                       11                21
     -------------------------------------------------------------------------------------------------
     Total liabilities                                                       11               182
     -------------------------------------------------------------------------------------------------
     Subordinated debt                                                    9,928             9,928
     -------------------------------------------------------------------------------------------------
     Stockholders' equity
          Common stock                                                       30                30
          Additional paid-in capital                                     25,152            25,152
          Retained earnings                                                (267)           (2,520)
     -------------------------------------------------------------------------------------------------
     Total stockholders' equity                                          24,915            22,662
     -------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                        $ 34,854          $ 32,772
     =================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Parent Company - Only Condensed Statements of Operations
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                       2003               2002
     -------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
        Interest income                                                  $   17            $   18
        Other income                                                          -                 -
     -------------------------------------------------------------------------------------------------
     Total interest income                                                   17                18
     -------------------------------------------------------------------------------------------------
        Interest expense                                                    645               341
     -------------------------------------------------------------------------------------------------
        Total interest expense                                              645               341
     -------------------------------------------------------------------------------------------------
        Net interest income                                                (628)             (323)
     -------------------------------------------------------------------------------------------------
     Noninterest income
        Gain (loss) on sale of investment securities                          -                 -
        Other operating income                                               19                10
     -------------------------------------------------------------------------------------------------
     Total noninterest income                                                19                10
     -------------------------------------------------------------------------------------------------
     Noninterest expense
        Other operating expense                                             109               109
     -------------------------------------------------------------------------------------------------
     Total noninterest expense                                              109               109
     -------------------------------------------------------------------------------------------------
     Loss before income from subsidiaries                                  (718)             (422)
     -------------------------------------------------------------------------------------------------
     Equity in income (loss) from subsidiaries                            2,970             1,352
     -------------------------------------------------------------------------------------------------
     Net income (loss)                                                   $2,252            $  930
     =================================================================================================


         Parent Company - Only Condensed Statements of Cash Flows
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                       2003               2002
     -------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
     Cash flows from operating activities:
     Net income (loss)                                                   $2,252             $ 930
     Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities
        (Income) loss from subsidiaries                                  (2,970)           (1,352)
        Increase in assets                                                    1                (6)
        Increase in other liabilities                                      (170)              162
     -------------------------------------------------------------------------------------------------
           Net cash used in operating activities                           (887)             (266)
     -------------------------------------------------------------------------------------------------
     Cash flows from investing activities:
        Loan originations in excess of repayments                           125              (125)
        Investment in subsidiary                                              -            (8,298)
     -------------------------------------------------------------------------------------------------
           Net cash used in investing activities                            125            (8,423)
     -------------------------------------------------------------------------------------------------
     Cash flows from financing activities:
        Capital contributions                                                 -                20
        Stock options exercised                                               -             9,928
     -------------------------------------------------------------------------------------------------
           Net cash provided by financing activities                          -             9,948
     -------------------------------------------------------------------------------------------------
     Net (decrease) increase in cash and cash equivalents                  (762)            1,259
     Cash and cash equivalents at beginning of period                     1,327                68
     -------------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of period                           $ 565            $1,327
     =================================================================================================

GREATER ATLANTIC FINANCIAL CORP.
DIRECTORS AND OFFICERS


BOARD OF DIRECTORS
Charles W. Calomiris
Chairman of the Board
Carroll E. Amos
President and Chief Executive Officer
Paul J. Cinquegrana
Principal, Washington Securities Corporation
Jeffrey M. Gitelman
Owner of Jeffrey M. Gitelman, D.D.S., P.C.
Jeffrey W. Ochsman
Partner, Friedlander, Misler, Friedlander, Sloan and Herz, PLLC
James B. Vito
Chairman of the Board of James Vito, Inc.

GREATER ATLANTIC FINANCIAL CORP.
OFFICERS
Carroll E. Amos
President and Chief Executive Officer
David E. Ritter
Chief Financial Officer
Laurel L. Mitchell
Corporate Secretary

GREATER ATLANTIC BANK
OFFICERS
Carroll E. Amos
President and Chief Executive Officer
Edward C. Allen
Senior Vice President and Chief Operations Officer
David E. Ritter
Senior Vice President and Chief Financial Officer
Laurel L. Mitchell
Corporate Secretary
Jeremiah D. Behan
Senior Vice President, Residential Lending
Justin R. Golden
Senior Vice President, Consumer Lending
Gary L. Hobert
Senior Vice President, Commercial Business Lending
Patsy J. Mays
Senior Vice President, Retail Banking
Robert W. Neff
Senior Vice President, Commercial Real Estate
Howard P. Bowdring, Jr.
Vice President, Controller
Virginia M. Carter
Vice President, Information Services
Elizabeth K. Gardiner
Vice President, Loan Administration
Audrey S. Guy
Vice President, Operations
Patricia F. Jenkins
Vice President, Operations Training
Gary C. Paul
Vice President, Commercial Business Lending
Frederick L. Schultz
Vice President, Commercial Business Lending
Lisa M. Thomas
Vice President, Sales and Marketing

GREATER ATLANTIC MORTGAGE CORP.
T. Mark Stamm
President and Chief Executive Officer

PRODUCTS & SERVICES

Personal Accounts
-----------------
o        No Cost Checking
o        Interest Checking
o        Premier Checking
o        Money Market Savings Account
o        Premier Money Fund
o        Certificates of Deposit
o        24 Hour ATM Access
o        Savings Accounts
o        Individual Retirement Accounts (IRAs)
o        Visa Check Cards
o        Credit Cards
o        Safe Deposit Boxes (in selected branches)
o        24 Hour Access Line
o        On Line Banking
o        Bill Payment
o        Overdraft Credit Protection
BUSINESS ACCOUNTS
-----------------
o        Small Business Checking
o        Business Analysis Account
o        Business Interest Checking
o        Business Savings
o        Business Credit Cards
o        Money Market Investment Account
o        Escrow Management Account
o        Merchant Services
o        Commercial Investment
o        Zero Balance Checking
o        Night Depository
o        Lock Box Services
o        Cash Management
o        ACH Origination
o        Courier Service
CONSUMER LOANS
--------------
o        Personal Lines of Credit
o        Home Equity Lines
o        Home Equity Loans
o        Home Improvement Loans
o        Personal Loans
o        Automobile Loans
SMALL BUSINESS LOANS
--------------------
o        Revolving Lines of Credit
o        Equipment Financing
o        Loans for Permanent Working Capital
o        SBA Lending
MORTGAGE LENDING
----------------
o        Fixed Rate Loans
o        Adjustable Rate Loans
o        Balloon Loans
o        First Time Home Buyer Loans
o        FHA, VA Loans and VHDA
o        No Documentation Loans
o        Jumbo Loans
COMMERCIAL REAL ESTATE LOANS
----------------------------
o        Acquisition / Development Loans
o Construction Loans, Permanent Loans and Combination Construction/ Permanent Loans
o        Fixed Rate Loans
o        Adjustable Rate Loans
o        Balloon Loans
o        Flexible Amortization Periods on Adjustable and Balloon Loans
CONSTRUCTION LOANS
------------------
o        Individuals
o        Builders
o        Project Developers

BANK LOCATIONS

VIRGINIA
--------
ADMINISTRATIVE OFFICE
10700 Parkridge Boulevard
Reston, VA 20191
(703) 391-1300

BRANCH OFFICES
10700 Parkridge Boulevard
Reston, VA 20191
(703) 860-6677
Dolores Zimmerman
Assistant Vice President, Branch Manager

1 South Royal Avenue
Front Royal, VA  22630
(540) 631-1185
Stewart M. Brown, Jr.
Assistant Vice President, Branch Manager

9484 Congress Street
New Market, VA  22844
(540) 740-3898
Sandra C. Turner
Assistant Vice President, Branch Manager

43086 Peacock Market Plaza
South Riding, VA  20152
(703) 327-1700
Elizabeth L. Davila
Assistant Vice President, Branch Manager

46901 Cedar Lakes Plaza
Sterling, VA 20164
(703) 421-6900
Elizabeth L. Davila
Assistant Vice President, Branch Manager

2147 Valley Avenue
Winchester VA  22601
(540) 662-6900
Joseph Litterio
Assistant Vice President, Branch Manager

MARYLAND
--------
11834 Rockville Pike
Rockville, MD 20852
(301) 881-1900
Napoleon D. Valeriano II
Assistant Vice President, Branch Manager

8070 Ritchie Highway
Pasadena, MD 21122
(410) 768-5300
Patricia E. Gallagher
Assistant Vice President, Branch Manager

DISTRICT OF COLUMBIA
--------------------
1025 Connecticut Avenue, N.W.
1st Floor
Washington, D.C.  20036
(202) 296-5588
Karmen Mangasarian
Assistant Vice President, Branch Manager


SUBSIDIARY
GREATER ATLANTIC MORTGAGE CORP.
8230 Old Courthouse Road
Vienna, VA 22182
(703) 917-8300

OTHER INFORMATION
Internet WEB Address
www.gab.com
-----------

CORPORATE HEADQUARTERS

10700 Parkridge Boulevard, Suite P50
Reston, VA  20191

Greater Atlantic Financial Corp.'s periodic reports, including the Company's form 10-KSB filed with the Securities and Exchange Commission, and the Company's Code of Ethics and Business Conduct are available without charge to stockholders and other interested parties. To request those publications, or if you have questions about Greater Atlantic Financial Corp., you are invited to contact:

DAVID E. RITTER
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P50
Reston, VA 20191
(703) 390-0344

TRANSFER AGENT AND REGISTRAR
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
www.amstock.com
---------------
Communications concerning changes of address, lost certificate and transfer requests should be directed to the transfer agent.

GENERAL COUNSEL
George W. Murphy, Jr., Esq.
Muldoon Murphy and Faucette, LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C.  20016

INDEPENDENT AUDITORS
BDO Seidman, LLP
7101 Wisconsin Avenue, Suite 900
Bethesda, MD 20814

STOCK DATA
The common stock of Greater Atlantic Financial Corp. commenced trading on NASDAQ's National Market under the symbol "GAFC" on June 25, 1999. At September 30, 2003 the company had approximately 441 stockholders of record and 3,012,434 outstanding shares of common stock. The Company's common stock had a closing price of $7.95 per share at September 30, 2003. During the year ended September 30, 2003, the stock traded at a high price of $7.95 and a low price of $6.15. The Company has not paid a dividend on its common stock.

ANNUAL MEETING
The annual meeting of stockholders of Greater Atlantic Financial Corp. will be held on Monday, February 2, 2004, at 10:00 a.m. at the Holiday Inn Tysons Corner, 1960 Chain Bridge Road, McLean, Virginia 22102.