Form 10KSB/A, Exhibit 13
period 2003-09-30
GREATER ATLANTIC FINANCIAL CORP
filed 2004-05-27
CIK 1082735

                                                                   Exhibit 13.1


                                      LOGO
                              Greater Atlantic Bank
                              ---------------------
                                Established 1886





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

o Recognize our civic responsibility by participating in and supporting programs that enhance the quality of life in the communities we serve . . .

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

o    And finally,

o Recognize ALL of our customers.


FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

-------------------------------------------------------------------------------------------------------------------
AT OR FOR FISCAL YEAR ENDED SEPTEMBER 30,                                   2003                     2002
-------------------------------------------------------------------------------------------------------------------
                                                                                (DOLLARS IN THOUSANDS)
-------------------------------------------------------------------------------------------------------------------
   Net interest income                                                     $  7,938                 $  8,047
   Net income (loss)                                                          2,261                   (2,582)
PER COMMON SHARE
   Net earnings basic                                                      $   0.75                 $  (0.86)
   Net earnings diluted                                                        0.60                    (0.86)
   Book value at year end                                                      7.08                     6.33
AT SEPTEMBER 30
  Total Assets                                                             $499,354                 $502,678
   Loans receivable, net                                                    242,253                  248,081
   Deposits                                                                 297,876                  281,877
   Stockholders' equity                                                      21,340                   19,063
   Non-performing assets                                                      1,418                      454
FINANCIAL RATIOS
   Return on average assets                                                    0.44%                   (0.57)%
   Return on average equity                                                   11.47                   (12.36)
   Net interest margin                                                         1.61                     1.85



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





                           Message to Our Shareholders
                                        4





                 Selected Consolidated Financial and Other Data
                                        6





                      Management's Discussion and Analysis
                                        8






                          Independent Auditors' Report
                                       25





                         Board of Directors and Officers
                                       56





                              Products and Services
                                       57




                      Bank Locations and Other Information
                                       58




-------------------------------------------------------------------------------

MESSAGE TO SHAREHOLDERS

Greater Atlantic saw substantial growth in profits over the past year with earnings rising from a loss of $2.6 million in 2002 to income of $ 2.3 million in 2003, or a 188 per cent increase. Assets remained nearly constant as they decreased from $503 million at the end of 2002 to $499 million at year-end 2003.

A central factor in the performance of Greater Atlantic over the past year has been interest rates, which have been at historic lows. Likewise, an increase in interest rates promises to be a significant influence on the Bank in the coming year.

Low interest rates boosted fees earned by Greater Atlantic Mortgage  Corporation
(GAMC), the Bank's mortgage-banking subsidiary, as gain on sale of loans increased 106 per cent from $8.4 million in fiscal 2002 to $17.4 million for fiscal 2003. Those lower interest rates on the other hand caused compression in the Bank's net interest margin, from 1.85% in fiscal 2002 to 1.61% during fiscal 2003 due in part to the high rates of prepayments on mortgages and mortgage backed securities. In addition, we recorded gains of $9 thousand in fiscal 2003 from derivatives versus a loss of $3.5 million in fiscal 2002.

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

Our philosophy remains simple: focus our energies and our capital on what we do best, developing strong customer relationships with consumers and businesses. Those relationships, and the ability to deliver efficient and courteous service to our customers, will create the long-term growth in deposits and loans that will translate into long-term profits for the stockholders.

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

---------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED SEPTEMBER 30,                                             2003                2002
---------------------------------------------------------------------------------------------------------------------
                                                                                     (dollars in thousands)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
   Interest income..............................................................  $   20,987            $  21,782
   Interest expense.............................................................      13,049               13,735
                                                                             -------------------  -------------------
   Net interest income..........................................................       7,938                8,047
   Provision for loan losses....................................................         855                  968
                                                                             -------------------  -------------------
   Net interest income after provision for loan losses..........................       7,083                7,079
   Noninterest income...........................................................      18,889                6,178
   Noninterest expense..........................................................      23,711               15,839
                                                                             -------------------  -------------------
   Net income (loss)............................................................  $    2,261            $  (2,582)
                                                                             ===================  ===================


PER SHARE DATA:
   Net income (loss):
   Basic........................................................................        $0.75              $(0.86)
   Diluted......................................................................        $0.60              $(0.86)
   Book value...................................................................         7.08                 6.33
   Tangible book value..........................................................         6.68                 5.93
   Weighted average shares outstanding:
   Basic........................................................................    3,012,434            3,010,420
   Diluted......................................................................    4,413,462            3,010,420

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA:
   Total assets.................................................................  $   499,354           $  502,678
   Total loans receivable, net..................................................      242,253              248,081
   Allowance for loan losses....................................................        1,550                1,699
   Mortgage-loans held for sale.................................................        6,554               14,553
   Investment securities (1) ...................................................      138,049              157,247
   Mortgage-backed securities...................................................       86,735               52,112
   Total deposits...............................................................      297,876              281,877
   FHLB advances................................................................       86,800               96,500
   Other borrowings.............................................................       77,835               91,011
   Guaranteed convertible preferred securities of subsidiary trust..............        9,359                9,346
   Total stockholders' equity...................................................       21,340               19,063
   Tangible capital.............................................................       20,126               17,865



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA - (CONTINUED)

--------------------------------------------------------------------------------------------------------------------
AT OR FOR THE YEARS ENDED SEPTEMBER 30,                                            2003                2002
--------------------------------------------------------------------------------------------------------------------
                                                                                     (DOLLARS IN THOUSANDS)

AVERAGE CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION DATA
   Total assets.................................................................  $510,684             $449,941
   Investment securities(1).....................................................   161,161              155,350
   Mortgage-backed securities(1)................................................    51,046               39,320
   Total loans..................................................................   281,574              239,342
   Allowance for loan losses....................................................     1,696                1,148
   Total deposits...............................................................   279,469              243,120
   Total stockholders' equity...................................................    19,709               20,895

PERFORMANCE RATIOS (2)
   Return on average assets.....................................................      0.44%              (0.57)%
   Return on average equity.....................................................     11.47              (12.36)
   Equity to assets.............................................................      4.27                 3.79
   Net interest margin..........................................................      1.61                 1.85
   Efficiency ratio(3) .........................................................     88.38               111.35

ASSET QUALITY DATA:
   Non-performing assets to total assets, at period end.........................      0.28                 0.09
   Non-performing loans to total loans, at period end...........................      0.57                 0.18
   Net charge-offs to average total loans.......................................      0.36                 0.03
   Allowance for loan losses to:
   Total loans..................................................................      0.62%                0.66%
   Non-performing loans.........................................................    109.31               374.23
   Non-performing loans.........................................................  $  1,418             $    454
   Non-performing assets........................................................     1,418                  454
   Allowance for loan losses....................................................     1,550                1,699

CAPITAL RATIOS OF THE BANK:
   Leverage ratio...............................................................      5.85%                5.01%
   Tier 1 risk-based capital ratio..............................................     12.42                11.20
   Total risk-based capital ratio...............................................     13.03                11.95

--------------------------------
(1) Consists of securities  classified as  available-for-sale,  held-to-maturity and  for  trading.
(2) Ratios  are  presented  on an  annualized  basis  where appropriate.
(3) Efficiency  ratio  consists  of  noninterest expense divided by net interest income and noninterest income.


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

         Our profitability is also affected by the level of its non-interest income and operating expenses. Non-interest income consists primarily of gains on sales of loans and available-for-sale investments, service charge fees and commissions earned by non-bank subsidiaries and derivative gains and losses. Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

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

2003 COMPARED TO 2002

         Net Income. For the fiscal year ended September 30, 2003, the company had net earnings of $2.3 million or $0.60 per diluted share, compared to net losses of $2.6 million or $0.86 per diluted share for fiscal year 2002. The $4.9 million increase in net earnings over the comparable period one-year ago was primarily due to $3.5 million in derivative losses in 2002 compared to a gain of $9,000 in 2003. In addition, the increase in non-interest income exceeded an increase in non-interest expense. The reduction in interest rates and the resultant increase in loan originations and sales at the Bank's mortgage banking subsidiary along with the continued growth of the bank contributed to the improvement in earnings.

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

         The following table presents a comparison of the components of interest income and expense and net interest income.

                                Years ended September 30,                Difference
                              -------------------------------  -------------------------------
                                  2003             2002             Amount            %
                              ----------------------------------------------------------------
                                                  (dollars in thousands)

Interest income:
   Loans                        $ 14,369         $ 14,039             $ 330              2.35%
   Investments                     6,618            7,743            (1,125)           (14.53)
                              --------------   --------------   ---------------   ---------------
Total                             20,987           21,782              (795)            (3.65)
                              --------------   --------------   ---------------   ---------------

Interest expense:
   Deposits                        6,673            8,308            (1,635)           (19.68)
   Borrowings                      6,376            5,427               949             17.49
                              --------------   --------------   ---------------   ---------------
Total                             13,049           13,735              (686)            (4.99)
                              --------------   --------------   ---------------   ---------------
Net interest income              $ 7,938          $ 8,047            $ (109)            (1.35)%
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

                                                                         FOR THE YEARS ENDED SEPTEMBER 30,
                                                  -------------------------------------------------------------------------------
                                                                  2003                                     2002
                                                  -------------------------------------------------------------------------------
                                                                INTEREST                                 INTEREST        AVERAGE
                                                   AVERAGE      INCOME/       AVERAGE       AVERAGE       INCOME/         YIELD/
                                                   BALANCE      EXPENSE      YIELD/RATE     BALANCE       EXPENSE          RATE
                                                  ----------    --------    ------------   ---------    -----------    ----------
                                                                              (DOLLARS IN THOUSANDS)

ASSETS:
Interest-earning assets:
   Real estate loans                              $185,270     $ 10,194         5.50%      $165,933       $ 10,217         6.16%
   Consumer loans                                   63,548        2,539         4.00         49,861          2,305         4.62
   Commercial business loans                        32,756        1,636         4.99         23,548          1,517         6.44
                                                   ---------    --------    ------------   ---------    -----------    -----------
      Total loans                                  281,574       14,369         5.10        239,342         14,039         5.87
Investment securities                              161,161        4,899         3.04        155,350          5,796         3.73
Mortgage-backed securities                          51,046        1,719         3.37         39,320          1,947         4.95
                                                  ----------    --------    ------------   ---------    -----------    -----------
      Total interest-earning assets                493,781       20,987         4.25        434,012         21,782         5.02
                                                                --------    ------------                -----------    -----------
Non-earning assets                                  16,903                                   15,929
                                                  ----------                               ---------
  Total assets                                    $510,684                                 $449,941
                                                  ==========                               =========

LIABILITIES AND STOCKHOLDERS'
   EQUITY:
Interest-bearing liabilities:
   Savings accounts                               $  9,686          122         1.26        $ 5,852            118         2.02
   Now and money market accounts                    76,744        1,050         1.37         73,505          1,621         2.21
   Certificates of deposit                         193,039        5,501         2.85        163,763          6,569         4.01
                                                  ----------   ---------    ------------   --------     -----------    ---------
      Total deposits                               279,469        6,673         2.39        243,120          8,308         3.42
   FHLB advances                                   102,868        2,657         2.58         99,269          3,074         3.10
   Other borrowings                                 86,225        3,719         4.31         68,577          2,353         3.43
                                                  ----------   ---------    ------------   ---------    -----------    ----------
   Total interest-bearing liabilities              468,562       13,049         2.78        410,966         13,735         3.34
                                                               ---------    ------------                -----------    ----------
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits                 17,130                                   15,291
Other liabilities                                    5,283                                    2,789
                                                  ----------                               ---------
  Total liabilities                                490,975                                  429,046
Stockholders' equity                                19,709                                   20,895
                                                  ----------                               ---------
  Total liabilities and stockholders' equity      $510,684                                 $449,941
                                                  ==========                               =========
Net interest income                                            $  7,938                                   $  8,047
                                                               =========                                -==========
Interest rate spread                                                            1.47%                                    1.68%
                                                                            ============                                =========
Net interest margin                                                             1.61%                                    1.85%
                                                                            ============                                =========


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

                                                 YEARS ENDED SEPTEMBER 30, 2003 V. 2002
                                              ----------------------------------------------
                                                         CHANGE ATTRIBUTABLE TO
                                              ----------------------------------------------
                                                 VOLUME            RATE            TOTAL
                                              -------------    ------------    --------------
                                                              (IN THOUSANDS)
Real estate loans                               $ 1,191         $ (1,214)         $  (23)
Consumer loans                                      633             (399)            234
Commercial business loans                           593             (474)            119
                                             -------------    ------------    -------------
      Total loans                                 2,417           (2,087)            330
Investments                                         217           (1,114)           (897)
Mortgage-backed securities                          581             (809)           (228)
                                             -------------    ------------    -------------
Total interest-earning assets                   $ 3,215         $ (4,010)         $ (795)
                                             =============    ============    =============

Savings accounts                                $    77         $    (73)         $    4
Now and money market accounts                        71             (642)           (571)
Certificates of deposit                           1,174           (2,242)         (1,068)
                                             -------------    ------------    -------------
  Total deposits                                  1,322           (2,957)         (1,635)
FHLB advances                                       111             (528)           (417)
Other borrowings                                    606              760           1,366
                                             -------------    ------------    -------------
Total interest-bearing liabilities              $ 2,039         $ (2,725)         $ (686)
                                             =============    ============    =============
Change in net interest income                   $ 1,176         $ (1,285)         $ (109)
                                             =============    ============    =============



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

         NONINTEREST INCOME. Noninterest income increased $12.7 million during fiscal 2003 over fiscal 2002. That increase was primarily the result of the increase in gain on sale of loans, gain on derivatives (compared to a prior year loss) and service charges on deposits and loans, offset by a $163,000 decrease in gain on sales of investment securities. The significant level of gains during fiscal 2003 resulted from the company taking advantage of increased loan origination volume coupled with home loan refinancing and a favorable interest rate environment enabling the company to sell loans at a gain through Greater Atlantic Mortgage.

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

         The following table presents a comparison of the components of non-interest income.

                                               YEARS ENDED SEPTEMBER 30,           DIFFERENCE
                                             ---------------------------   ---------------------------
                                                 2003            2002           AMOUNT           %
                                             ------------   ------------   ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)

Noninterest income:
   Gain on sale of loans                       $ 17,373        $ 8,432        $  8,941       106.04%
   Service fees on loans                            706            484             222        45.87
   Service fees on deposits                         769            512             257        50.20
   Gain on sale of investment securities             35            198            (163)      (82.32)
   Gain (loss) on derivatives                         9         (3,512)          3,521       100.26
   Loss on sale of real estate owned                (24)             -             (24)         n/a
   Other operating income                            21             64             (43)      (67.19)
                                             ------------   ------------   ------------   ------------
      Total noninterest income                 $ 18,889        $ 6,178        $ 12,711       205.75%
                                             ============   ============   ============   ============

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

                                                        LESS THAN      TWO-THREE      FOUR-FIVE    AFTER FIVE
                                            TOTAL        ONE YEAR         YEARS         YEARS         YEARS
                                       -------------  -------------  ------------  ------------  --------------
                                                                      (IN THOUSANDS)

FHLB Advances (1)                         $ 86,800       $ 50,800       $ 5,000       $ 6,000        $ 25,000
Reverse repurchase agreements               77,835         77,835             -             -               -
Operating leases:                            9,948          1,511         2,785         2,351           3,301
                                       -------------  -------------  ------------  ------------  --------------
     Total obligations                    $174,583       $130,146       $ 7,785       $ 8,351        $ 28,301
                                       =============  =============  ============  ============  ==============

(1) The company expects to refinance these short and medium-term obligation under substantially the same terms and conditions


OTHER COMMERCIAL COMMITMENTS
                                                          LESS THAN       TWO-THREE     FOUR-FIVE   AFTER FIVE
                                              TOTAL        ONE YEAR         YEARS         YEARS       YEARS
                                          -------------  -------------  ------------  ------------  ----------
                                                                          (IN THOUSANDS)
Certificates of deposit maturities(1)       $ 197,961      $ 126,189      $ 51,806      $ 19,966     $   -
Loan originations                              79,000         79,000             -             -         -
Unfunded lines of credit                       95,300         95,300             -             -         -
Standby letter of credit                          400            400             -             -         -
                                          -------------  -------------  ------------  ------------  ----------
   Total                                    $ 372,661      $ 300,889      $ 51,806      $ 19,966      $  -
                                          =============  =============  ============  ============  ==========

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

         The bank manages its exposure to interest rates by structuring the balance sheet in the ordinary course of business. The bank currently emphasizes adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans. In addition, to the extent possible, the bank attempts to attract longer-term deposits. While the bank has entered into interest rate swaps and caps to assist in managing interest rate risk in connection with specific loans and investments, it has not entered into instruments such as leveraged derivatives, structured notes, financial options or, financial futures contracts.

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

                                      90 DAYS    91 DAYS TO  181 DAYS TO  ONE YEAR TO   THREE YEARS   FIVE YEARS
MATURING OR REPRICING PERIODS         OR LESS     180 DAYS    ONE YEAR    THREE YEARS  TO FIVE YEARS   OR MORE      TOTAL
----------------------------------   ---------   ----------  ----------  -----------   -------------  ----------  ---------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
Loans:
   Adjustable and balloon            $  35,190    $  9,894    $ 20,157    $ 25,733      $  5,353      $  4,445    $ 100,772
   Fixed-rate                            6,981         816       1,593       5,894         5,238        23,264       43,786
   Commercial business                  27,943       3,376         913       4,345         1,750             -       38,327
   Consumer                             63,972          59         106         297           157            10       64,601
Investment securities                  131,039           -           -       1,000             -         4,340      136,379
Mortgage-backed securities               7,054      10,216      30,710      36,675            89            52       84,796
Derivatives matched against assets      40,000           -           -           -             -       (40,000)           -
                                    -----------  ----------  ----------  ----------   -----------   -----------  ----------
      Total                            312,179      24,361      53,479      73,944        12,587        (7,889)     468,661
                                    -----------  ----------  ----------  ----------   -----------   -----------  ----------
Interest-bearing liabilities:
Deposits:
   Savings accounts                        674         674         674       3,071         2,002         4,798       11,893
   NOW accounts                          3,384       3,384       3,385       9,295         2,486         5,508       27,442
   Money market accounts                12,187      12,187      12,233       5,097         2,428         2,205       46,337
   Certificates of deposit              46,882      37,102      42,219      51,795        19,870            93      197,961
Borrowings:
   FHLB advances                        50,800           -           -       5,000         6,000        25,000       86,800
   Other borrowings                     77,835           -           -           -             -         9,359       87,194
   Derivatives matched against
    liabilities                        (87,000)      5,000      10,000      46,000        20,000         6,000            -
                                    -----------  ----------  ----------  ----------   -----------   -----------  ----------
      Total                            104,762      58,347      68,511     120,258        52,786        52,963      457,627
                                    -----------  ----------  ----------  ----------   -----------   -----------  ----------
GAP                                  $ 207,417    $(33,986)   $(15,032)   $(46,314)     $(40,199)     $(60,852)   $  11,034
                                    ===========  ==========  ==========  ==========   ===========   ===========  ==========

Cumulative GAP                       $ 207,417    $173,431    $158,399    $112,085      $ 71,886      $ 11,034
                                    ===========  ==========  ==========  ==========   ===========   ===========

Ratio of Cumulative GAP
to total interest earning assets         44.26%      37.01%      33.80%      23.92%        15.34%         2.35%
                                    ===========  ==========  ==========  ==========   ===========   ===========

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

         The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at September 30, 2003:

                     NET INTEREST INCOME SENSITIVITY ANALYSIS
      -------------------------------------------------------------------
         CHANGES IN                         BASIS POINT        PERCENT
       RATE BY BASIS      NET INTEREST        CHANGE         CHANGE FROM
           POINT             MARGIN          FROM BASE          BASE
      -----------------  --------------  --------------  ----------------

            +300              2.80%           0.38%            15.90%
            +200              2.68%           0.26%            10.92%
            +100              2.55%           0.13%             5.60%
             +0               2.42%              -                -
            -100              2.27%          (0.15)%           (6.12)%
            -200              1.92%          (0.50)%          (20.54)%
            -300              1.86%          (0.56)%          (23.00)%

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

         Presented below, as of September 30, 2003, is an analysis of our interest rate risk as measured by changes in net portfolio value for parallel shifts of 200 basis points in market interest rates:

                                                    NET PORTFOLIO VALUE AS A PERCENT OF
                           NET PORTFOLIO VALUE          THE PRESENT VALUE OF ASSETS
                     -----------------------------  --------------------------------------
CHANGES IN RATES         DOLLAR        PERCENT         NET PORTFOLIO       CHANGE IN
   RATES (BP)            CHANGE         CHANGE          VALUE RATIO        NPV RATIO
-----------------   --------------    ------------    ---------------   ----------------
                                   (DOLLARS IN THOUSANDS)
     +200               $7,189          25.13%              7.16%             1.44%
     +100                3,009          10.52               6.33              0.61
       +0                    -              -               5.72                -
     -100               (1,266)         (4.43)              5.47             (0.25)
     -200                 (877)         (3.07)              5.55             (0.17)


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

         The bank enters into interest rate swap agreements principally to manage its exposure to the impact of rising short-term interest rates on its earnings and cash flows. Since short-term interest rates have declined from inception of the interest rate swap agreements, the change in fair value of the interest rate swap agreements has resulted in a loss of approximately $3.5 million in 2002.

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

         CAPITAL RESOURCES. At September 30, 2003, the bank exceeded all minimum regulatory capital requirements with a tangible capital level of $29.2 million, or 5.85% of total adjusted assets, which exceeds the required level of $7.5 million, or 1.50%; core capital of $29.2 million, or 5.85% of total adjusted assets, which exceeds the required level of $19.9 million, or 4.00%; and risk-based capital of $30.6 million, or 13.03% of risk-weighted assets, which exceeds the required level of $18.8 million, or 8.00%.

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

2002 COMPARED TO 2001

         NET INCOME. For the fiscal year ended September 30, 2002, the company had losses of $2.6 million or $0.86 per share compared to a loss of $522,000 or $0.17 per share for fiscal year 2001. The $2.1 million decrease in net earnings over the prior year was primarily due to a loss of $3.5 million on the derivatives with no similar loss during the prior year, increases in the provision for loan losses and noninterest expense exceeding increases in net interest income and noninterest income . The increase in net interest income was influenced by the use of the net proceeds from the recently completed Trust Preferred Securities offering and a favorable interest rate environment which allowed the bank's mortgage banking subsidiary to increase its origination and sales volumes over the prior fiscal year.

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

         The following table presents a comparison of the components of interest income and expense and net interest income.

                                      YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                   -------------------------------  -------------------------------
                                        2002             2001            AMOUNT            %
                                   --------------   --------------  ---------------  ---------------
                                                       (DOLLARS IN THOUSANDS)
Interest income:
   Loans                              $14,039          $12,658         $ 1,381          10.91%
   Investments                          7,743           10,965          (3,222)        (29.38)
                                   --------------   --------------  --------------  --------------
Total                                  21,782           23,623          (1,841)         (7.79)
                                   --------------   --------------  --------------  --------------
Interest expense:
   Deposits                             8,308           11,629          (3,321)        (28.56)
   Borrowings                           5,427            5,618            (191)         (3.40)
                                   --------------   --------------  --------------  --------------
Total                                  13,735           17,247          (3,512)        (20.36)
                                   --------------   --------------  --------------  --------------
Net interest income                    $8,047           $6,376          $ 1,671          26.21%
                                   ==============   ==============  ==============  ==============


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

                                                                       FOR THE YEARS ENDED SEPTEMBER 30,
                                                   -------------------------------------------------------------------------------
                                                                  2002                                     2001
                                                   -------------------------------------------------------------------------------
                                                                INTEREST                                 INTEREST      AVERAGE
                                                    AVERAGE     INCOME/       AVERAGE       AVERAGE      INCOME/       YIELD/
                                                    BALANCE     EXPENSE      YIELD/RATE     BALANCE      EXPENSE       RATE
                                                   ---------   ---------    ------------   ---------    ----------    --------
                                                                                 (DOLLARS IN THOUSANDS
ASSETS:
Interest-earning assets:
   Real estate loans                               $165,933     $10,217        6.16%       $124,646       $9,298        7.46%
   Consumer loans                                    49,861       2,305        4.62          29,106        2,287        7.86
   Commercial business loans                         23,548       1,517        6.44          11,038        1,073        9.72
                                                   ---------   ---------    ---------     ----------   ----------   ---------

      Total loans                                   239,342      14,039        5.87         164,790       12,658        7.68
Investment securities                               155,350       5,796        3.73         118,320        7,897        6.67
Mortgage-backed securities                           39,320       1,947        4.95          46,225        3,068        6.64
                                                   ---------   ---------    ---------     ----------   ----------   ---------
      Total interest-earning assets                 434,012      21,782        5.02         329,335       23,623        7.17
                                                               ---------    ---------                  ----------   ---------
Non-earning assets                                   15,929                                  13,891
                                                   ---------                               ---------
  Total assets                                     $449,941                                $343,226
                                                   =========                               =========

Liabilities and Stockholders'
   Equity:
Interest-bearing liabilities:
   Savings accounts                                $  5,852         118        2.02        $  4,089          136        3.33
   Now and money market accounts                     73,505       1,621        2.21          59,783        2,744        4.59
   Certificates of deposit                          163,763       6,569        4.01         143,785        8,749        6.08
                                                   ---------   ---------    ---------     ----------   ----------   ---------

      Total deposits                                243,120       8,308        3.42         207,657       11,629        5.60
   FHLB advances                                     99,269       3,074        3.10          60,784        3,396        5.59
   Other borrowings                                  68,577       2,353        3.43          43,217        2,222        5.14
                                                   ---------   ---------    ---------     ----------   ----------   ---------

  Total interest-bearing liabilities                410,966      13,735        3.34         311,658       17,247        5.53
                                                               ---------    ---------                  ----------   ---------
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits                  15,291                                   8,767
Other liabilities                                     2,789                                   1,756
                                                   ---------                              ----------

  Total liabilities                                 429,046                                 322,181
Stockholders' equity                                 20,895                                  21,045
                                                   ---------                              ----------

  Total liabilities and stockholders' equity       $449,941                                $343,226
                                                   =========                              ==========
Net interest income                                             $ 8,047                                   $6,376
                                                               =========                               ==========

Interest rate spread                                                           1.68%                                    1.64%
                                                                            =========                               ==========
Net interest margin                                                            1.85%                                    1.94%
                                                                            =========                               ==========


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

                                                 YEARS ENDED SEPTEMBER 30, 2002 V. 2001
                                              ------------------------------------------

                                                          CHANGE ATTRIBUTABLE TO
                                              ------------------------------------------
                                                  VOLUME          RATE           TOTAL
                                              -----------  --------------  -------------
                                                             (IN THOUSANDS)
Real estate loans                               $ 3,080       $ (2,161)       $    919
Consumer loans                                    1,631         (1,613)             18
Commercial business loans                         1,216           (772)            444
                                             ------------  --------------  -------------

      Total loans                                 5,927         (4,546)          1,381
Investments                                       2,471         (4,572)         (2,101)
Mortgage-backed securities                         (458)          (663)         (1,121)
                                             ------------  --------------  -------------
Total interest-earning assets                   $ 7,940       $ (9,781)       $ (1,841)
                                             ============  ==============  =============


Savings accounts                                $    59       $    (77)       $    (18)
Now and money market accounts                       630         (1,753)         (1,123)
Certificates of deposit                           1,216         (3,396)         (2,180)
                                             ------------  --------------  -------------

  Total deposits                                  1,905         (5,226)         (3,321)
FHLB advances                                     2,150         (2,472)           (322)
Other borrowings                                  1,304         (1,173)            131
                                             ------------  --------------  -------------
Total interest-bearing liabilities              $ 5,359       $ (8,871)       $ (3,512)
                                             ============  ==============  =============
Change in net interest income                   $ 2,581       $   (910)       $  1,671
                                             ============  ==============  =============

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

         NONINTEREST INCOME. Noninterest income increased $471,000 during fiscal 2002, over fiscal 2001, primarily as a result of the increase in gain on sale of loans, reflecting an increased volume of loan originations and sales from the company's mortgage banking activities. That increase was coupled with an increase in gains on the sale of investments and an increase in service fees on deposits and was offset by losses on derivatives of $3.5 million. The level of gain on sale of loans during fiscal 2002 resulted from the company taking advantage of an increase in loan origination volumes and sales, and from margins being greater when compared to the comparable period one year ago.

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

                                                YEARS ENDED SEPTEMBER 30,                 DIFFERENCE
                                             -------------------------------- ------------------------------------
                                                   2002            2001           AMOUNT               %
                                             ----------------- -------------- --------------- --------------------
                                                                    (DOLLARS IN THOUSANDS)
Noninterest income:
   Gain on sale of loans                           $ 8,432        $ 4,335         $ 4,097             94.51%
   Service fees on loans                               484            673            (189)           (28.08)
   Service fees on deposits                            512            456              56             12.28
   Gain (loss) on sale of investment                   198            194               4              2.06
     securities
   Gain (loss) on derivatives                       (3,512)             -          (3,512)              N/A
   Gain on sale of real estate owned                     -             45             (45)          (100.00)
   Other operating income                               64              4              60          1,500.00
                                             ----------------- -------------- --------------- --------------------
      Total noninterest income                     $ 6,178        $ 5,707           $ 471              8.25%
                                             ================= ============== =============== ====================

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

         The following table presents a comparison of the components of noninterest expense.

                                                 YEARS ENDED SEPTEMBER 30,                DIFFERENCE
                                               ------------------------------    ------------------------------
                                                    2002             2001            AMOUNT            %
                                               --------------  --------------    -------------  ---------------
                                                                   (DOLLARS IN THOUSANDS)
Noninterest expense:
   Compensation and employee benefits              $ 7,898         $ 6,054          $1,844           30.46%
   Occupancy                                         1,788           1,607             181           11.26
   Professional services                               782             818             (36)          (4.40)
   Advertising                                         779             522             257           49.23
   Deposit insurance premium                            43              36               7           19.44
   Furniture, fixtures and equipment                   875             668             207           30.99
   Data processing                                   1,134             887             247           27.85
   Loss from foreclosed real estate                      -               3              (3)         100.00
   Other operating expense                           2,540           1,955             585           29.92
                                               --------------  --------------    -------------  ---------------
Total noninterest expense                          $15,839         $12,550          $3,289           26.21%
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

                      Fiscal year September 30, 2003 quarters          Fiscal year September 30, 2002 quarters
                   ---------------------------------------------     --------------------------------------------
                   First       Second     Third      Fourth            First      Second     Third      Fourth

   -------------------------------------------------------------     ---------- ---------- ---------- -----------
   High            6.68         7.95      7.43        7.95              6.41       6.50       6.70       6.65
   Low             6.15         6.30      6.50        7.08              5.10       5.99       6.07       5.81

         The company's  stock trades on the NASDAQ Stock Market  (ticker  symbol
GAFC). At September 30, 2003, there were approximately 441 stockholders of record.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------


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

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Atlantic Financial Corp. and Subsidiaries at September 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 24, the consolidated financial statements have been restated to reflect a change in accounting for certain derivatives in accordance with Statement of Accounting Standards No. 133. "Accounting for Derivative Instruments and Hedging Activities".



                                                     /s/ BDO Seidman, LLP


Washington, D.C.
October 31, 2003, except for Note 24, which is as of May 24, 2004



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

----------------------------------------------------------------------------------------------------------------
SEPTEMBER 30,                                                                   2003                2002
----------------------------------------------------------------------------------------------------------------

                                                                                 (DOLLARS IN THOUSANDS)
 ASSETS
 Cash and cash equivalents                                                      $  2,029            $  3,066
 Interest bearing deposits                                                         4,114               6,292
 Investment securities (Notes 2 and 9)
    Available-for-sale                                                           211,408             191,673
    Held-to-maturity                                                              13,376              17,686
 Loans held for sale (Note 3)                                                      6,554              14,553
 Loans receivable, net (Notes 3, 9 and 15)                                       242,253             248,081
 Accrued interest and dividends receivable (Note 4)                                2,299               2,859
 Deferred income taxes (Note 10)                                                   1,520               1,520
 Federal Home Loan Bank stock, at cost                                             4,340               5,490
 Premises and equipment, net (Note 5)                                              7,948               7,790
 Goodwill                                                                          1,284               1,284
 Prepaid expenses and other assets                                                 2,229               2,384
 ---------------------------------------------------------------------------------------------------------------
                                                                                $499,354            $502,678
================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

Deposits (Note 7)                                                               $297,876            $281,877
Advance payments from borrowers for taxes and insurance                              225                 280
Accrued expenses and other liabilities (Note 8)                                    5,919               4,601
Advances from the FHLB and other borrowings (Note 9)                             164,635             187,511
Guaranteed convertible preferred securities of subsidiary trust (Note 20)          9,359                   -
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                478,014             474,269
----------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 11)
----------------------------------------------------------------------------------------------------------------
Guaranteed convertible preferred securities of subsidiary trust (Note 20)              -               9,346
----------------------------------------------------------------------------------------------------------------
Stockholders' Equity (Notes 12 and 13)
   Preferred stock $.01 par value - 2,500,000 shares authorized,
       none outstanding                                                                -                   -
   Common stock, $.01 par value - 10,000,000
       shares authorized; 3,012,434 shares outstanding                                30                  30
   Additional paid-in capital                                                     25,152              25,152
   Accumulated deficit                                                            (3,771)             (6,032)
   Accumulated other comprehensive loss                                              (71)                (87)
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                        21,340              19,063
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                      $499,354            $502,678
================================================================================================================

See accompanying notes to consolidated financial statements.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

  -----------------------------------------------------------------------------------------------------------------
  YEARS ENDED SEPTEMBER 30,                                                           2003             2002
  -----------------------------------------------------------------------------------------------------------------
                                                                                        (DOLLARS IN THOUSANDS)
   Interest income
    Loans                                                                           $ 14,369           $ 14,039
    Investments                                                                        6,618              7,743
  -----------------------------------------------------------------------------------------------------------------
   Total interest income                                                               20,987             21,782
  -----------------------------------------------------------------------------------------------------------------

  Interest expense
    Deposits (Note 7)                                                                  6,673              8,308
    Borrowed money                                                                     6,376              5,427
  -----------------------------------------------------------------------------------------------------------------
  Total interest expense                                                              13,049             13,735
  -----------------------------------------------------------------------------------------------------------------
  Net interest income                                                                  7,938              8,047
  Provision for loan losses (Note 3)                                                     855                968
  -----------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                                  7,083              7,079
  -----------------------------------------------------------------------------------------------------------------

  Noninterest income
    Fees and service charges                                                           1,475                996
    Gain on sale of loans                                                             17,373              8,432
    Gain on sale of investment securities                                                 35                198
    Gain (loss) on derivatives                                                             9             (3,512)
    Loss on sale of real estate owned                                                    (24)                 -
    Other operating income                                                                21                 64
  -----------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                           18,889              6,178
  -----------------------------------------------------------------------------------------------------------------

Noninterest expense
  Compensation and employee benefits                                                  13,706              7,898
  Occupancy                                                                            1,963              1,788
  Professional services                                                                1,329                782
  Advertising                                                                          1,072                779
  Deposit insurance premium                                                               46                 43
  Furniture, fixtures and equipment                                                    1,069                875
  Data processing                                                                      1,317              1,134
  Other real estate owned expenses (Note 6)                                                5                  -
  Other operating expenses                                                             3,204              2,540
-------------------------------------------------------------------------------------------------------------------
Total noninterest expense                                                             23,711             15,839
-------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                   $  2,261           $ (2,582)
===================================================================================================================
Basic earnings (loss) per share (Note 14)                                           $   0.75           $  (0.86)
===================================================================================================================
Diluted earnings (loss per share (Note 14)                                          $   0.60           $  (0.86)
===================================================================================================================

See accompanying notes to consolidated financial statements.



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)


YEARS ENDED SEPTEMBER 30,                                                   2003                   2002
-----------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
Net income (loss)                                                        $ 2,261               $ (2,582)
-----------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax:
   Unrealized gains on securities                                             16                    445
Other comprehensive income (loss)                                             16                    445
-----------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                              $ 2,277               $ (2,137)
===========================================================================================================

See accompanying notes to consolidated financial statements.


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------------
                                                               Additional        Accumulated          Other             Total
                                        Preferred    Common     Paid-in           Earnings         Comprehensive    Stockholders'
                                          Stock      Stock      Capital           (Deficit)        Income (Loss)        Equity
----------------------------------------------------------------------------------------------------------------------------------
                                                                      (DOLLARS IN THOUSANDS)

Balance at September 30, 2001            $  -        $ 30       $ 25,132          $ (3,450)           $ (532)        $ 21,180

Options exercised                           -           -             20                 -                 -               20

Other comprehensive income                  -           -              -                 -               445              445

Net loss for the period                     -           -              -            (2,582)                -           (2,582)
----------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2002               -          30         25,152            (6,032)              (87)          19,063

Other comprehensive income                  -           -              -                 -                16               16

Net income for the period                   -           -              -             2,261                 -            2,261
----------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2003            $  -         $30       $ 25,152          $ (3,771)            $ (71)        $ 21,340
==================================================================================================================================

See accompanying notes to consolidated financial statements.



Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

  -----------------------------------------------------------------------------------------------------------------
  Years ended September 30,                                                           2003               2002
  -----------------------------------------------------------------------------------------------------------------
                                                                                           (in thousands)
  Cash flow from operating activities
  Net income (loss)                                                                $   2,261          $  (2,582)
  Adjustments to reconcile net income to net cash
     provided by operating activities
    Provision for loan losses                                                            855                968
    Amortization of excess of purchase price over assets acquired                          -                  -
    Amortization of deposit acquisition adjustment                                        23                 92
    Amortization of loan acquisition adjustment                                          (18)               (27)
    Depreciation and amortization                                                        864                714
    Proceeds from sale of trading securities                                               -              1,129
    Proceeds from repayments of trading securities                                         -                183
    Amortization of trading security premiums                                              -                  8
    Unrealized loss (gain) on trading securities                                          38                 (9)
    Realized gain on sale of investments                                                 (73)              (125)
    Realized gain on sale of mortgaged-backed securities                                   -                (64)
    (Gain) loss on derivatives                                                            (9)             3,512
    Amortization of investment security premiums                                       1,837              2,736
    Amortization of mortgage-backed securities                                           740                515
    Amortization of deferred fees                                                       (396)              (312)
    Discount accretion net of premium amortization                                       710                328
    Loss on disposal of fixed assets                                                      11                  -
    Loss on sale of foreclosed real estate                                                24                  -
    Gain on sale of loans held for sale                                              (17,373)            (8,432)
  (Increase) decrease in assets
    Disbursements for origination of loans                                          (722,121)          (424,730)
    Proceeds from sales of loans                                                     747,398            433,292
    Accrued interest and dividend receivable                                             560                (82)
    Prepaid expenses and other assets                                                    425             (1,736)
    Deferred loan fees collected, net of deferred costs incurred                         231              1,439
  Increase (decrease) in liabilities
    Accrued expenses and other liabilities                                             1,055                686
  -----------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                        $  17,042          $   7,503
  =================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)

--------------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                                 2003        2002
--------------------------------------------------------------------------------------------------------------
                                                                                           (IN THOUSANDS)
Cash flow from investing activities
  Net decrease (increase) in loans                                                     $  4,414   $ (85,875)
  Purchases of premises and equipment                                                    (1,034)     (2,153)
  Proceeds from sales of foreclosed real estate                                             104           -
  Purchases of investment securities                                                    (31,113)    (66,447)
  Proceeds from sale of investment securities                                             1,035      16,423
  Proceeds from repayments of investment securities                                      47,808      21,873
  Purchases of mortgage-backed securities                                               (61,851)    (38,341)
  Proceeds from sale of mortgage-backed securities                                            -       5,601
  Proceeds from repayments of mortgage-backed securities                                 26,171      18,020
  Purchases of FHLB stock                                                               (14,488)     (3,475)
  Proceeds from sale of FHLB stock                                                       15,638       1,895
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                   (13,316)   (132,479)
--------------------------------------------------------------------------------------------------------------
Cash flow from financing activities
  Net increase in deposits                                                               15,976      51,804
  Net advances from FHLB                                                                 (9,700)     22,000
  Net borrowings (repayments) on reverse repurchase agreements and other borrowings     (13,175)     47,688
  (Decrease) increase in advance payments by borrowers for taxes and insurance              (55)         58
  Issuance of convertible preferred securities                                               13       9,346
  Exercise of stock options                                                                   -          20
--------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                                         (6,941)    130,916
--------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                         (3,215)      5,940
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at beginning of period                                         9,358       3,418
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, at end of period                                            $  6,143   $   9,358
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

         Derivative financial instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period either in current results of operations or other comprehensive income (loss). For a derivative designated as part of a hedge transaction, where it is recorded is dependent on whether it is a fair value hedge or a cash flow hedge. For a derivative designated as a fair value hedge, the gain or loss of the derivative in the period of change and the offsetting loss or gain of the hedged item attributed to the hedged risk are recognized in results of operations. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income
(loss) and subsequently  reclassified into results of

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

operations when the hedged exposure affects results of operations. The ineffective portion of the gain or loss of a cash flow hedge is recognized currently in results of operations. For a derivative not designated as a hedging instrument, the gain or loss is recognized currently in results of operations.

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

COMPREHENSIVE INCOME

         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Presently, the Company's comprehensive income and loss is from unrealized gains and losses on certain investment securities.

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

         If the Company had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts indicated in the following table:



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                               2003                  2002
-------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) as reported                                              $ 2,261             $ (2,582)
Deduct: Total stock-based employee compensation expense
determined under fair value based method for all awards,
net of related tax effects                                                       -                 (165)
-------------------------------------------------------------------------------------------------------------
Pro Forma net income (loss)                                                  2,261               (2,747)
-------------------------------------------------------------------------------------------------------------
Basic income (loss) per common share:
As reported                                                                  $0.75              $ (0.86)
Pro Forma                                                                     0.75                (0.86)
Diluted income (loss) per common share:
As reported                                                                  $0.60               $(0.86)
Pro Forma                                                                     0.60                (0.86)


RECLASSIFICATIONS

         Certain prior year amounts have been reclassified to conform to the current method of presentation. These reclassifications have no effect on the results of operations previously reported.




GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  INVESTMENTS

AVAILABLE-FOR-SALE, SEPTEMBER 30, 2003
-------------------------------------------------------------------------------------------------------------------
                                                                            Gross          Gross
                                                         Amortized        Unrealized     Unrealized       Market
                                                            Cost            Gains          Losses          Value
-------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Investment securities
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
=====================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AVAILABLE-FOR-SALE, SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                            Gross          Gross
                                                         Amortized        Unrealized     Unrealized        Market
                                                           Cost             Gains         Losses           Value
--------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Investment securities
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
====================================================================================================================



HELD-TO-MATURITY, SEPTEMBER 30, 2002
--------------------------------------------------------------------------------------------------------------------
                                                                              Gross         Gross
                                                         Amortized          Unrealized    Unrealized       Market
                                                            Cost              Gains        Losses          Value
--------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Investment securities
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


GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         TRADING ACTIVITIES

         The net gains (losses) on trading activities included in earnings are as follows:

----------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30,                                                2003           2002
----------------------------------------------------------------------------------------------------
                                                                           (IN THOUSANDS)
FHLB notes                                                              $   -           $  -
Mortgage-backed securities                                                (38)             9
----------------------------------------------------------------------------------------------------
                                                                        $ (38)          $  9
====================================================================================================

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
        ====================================================================================================

5.  PREMISES AND EQUIPMENT

        Premises and equipment consists of the following:

        ----------------------------------------------------------------------------------------------------
        SEPTEMBER 30,                                                                2003          2002
        ----------------------------------------------------------------------------------------------------
                                                                                       (IN THOUSANDS)
        Furniture, fixtures and equipment                                          $ 4,938        $ 4,485
        Leasehold improvements                                                       4,592          4,223
        Land                                                                         1,573          1,573
        ----------------------------------------------------------------------------------------------------
                                                                                    11,103         10,281
        Less: Allowances for depreciation and amortization                           3,155          2,491
        ----------------------------------------------------------------------------------------------------
                                                                                   $ 7,948        $ 7,790
        ====================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  FORECLOSED REAL ESTATE

         There was no foreclosed real estate as of September 30, 2003 or 2002.

         The cost of operations for foreclosed real consists of the following:

         -------------------------------------------------------------------------------------------------------
         SEPTEMBER 30,                                                             2003              2002
         -------------------------------------------------------------------------------------------------------
                                                                                          (IN THOUSANDS)
         INCOME:
         Gain on sale                                                                  $  -               $ -
         -------------------------------------------------------------------------------------------------------

         EXPENSE:
         Loss on sale                                                                    24                 -
         Provision for (recovery of) loss                                                 -                 -
         Operating expenses                                                               5                 -
         -------------------------------------------------------------------------------------------------------
                                                                                          -                 -
         -------------------------------------------------------------------------------------------------------
         Loss                                                                          $ 29               $ -
         =======================================================================================================

         There was no activity in the allowance for losses on foreclosed real estate in fiscal 2003 or 2002.

7. DEPOSITS

         Deposits are summarized as follows:

         SEPTEMBER 30, 2003
         --------------------------------------------------------------------------------------------------------
                                                                                   Ranges of
                                                                                  Contractual
                                                               Amount            Interest Rates           %
         --------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
         Savings accounts                                    $  11,893            0.00 - 1.09%           4.0%
         NOW/money market accounts                              73,779            0.00 - 1.34%          24.8
         Certificates of deposit                               197,961            0.99 - 9.00%          66.4
         Non-interest bearing demand deposits                   14,243               0.00%               4.8
         --------------------------------------------------------------------------------------------------------
                                                             $ 297,876                                 100.0%
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

10.  INCOME TAXES

         The company had no income tax provision in 2003 as its pretax income was offset by existing net operating losses.

         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income (loss) tax rate to pre-tax income as a result of the following differences:

         -----------------------------------------------------------------------------------------------
         YEARS ENDED SEPTEMBER 30,                                           2003               2002
         -----------------------------------------------------------------------------------------------
                                                                                (IN THOUSANDS)

         Federal tax provision (benefit)                                    $ 776              $(876)
         State tax provision (benefit)                                         89               (103)
         (Increase) decrease in provision resulting from:
         Change in the valuation allowance                                   (871)               973
         Permanent differences                                                  6                  6
         -----------------------------------------------------------------------------------------------
         Income tax provision                                               $   -              $   -
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

         The following presents the Bank's capital position at September 30, 2003 and September 30, 2002:

---------------------------------------------------------------------------------------------------------------------
                                        Required    Required         Actual             Actual
       AT SEPTEMBER 30, 2003            Balance      Percent         Balance           Percent          Surplus
---------------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
Tangible                                $  7,476      1.50%           $ 29,176             5.85%          $ 21,700
Core                                    $ 19,936      4.00%           $ 29,176             5.85%          $  9,240
Risk-based                              $ 18,792      8.00%           $ 30,613            13.03%          $ 11,821
=====================================================================================================================

----------------------------------------------------------------------------------------------------------------------
                                        Required    Required          Actual            Actual
       AT SEPTEMBER 30, 2002            Balance      Percent         Balance           Percent           Surplus
----------------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
Tangible                                $  7,528      1.50%            $ 25,134            5.01%          $ 17,606
Core                                    $ 20,076      4.00%            $ 25,134            5.01%          $  5,058
Risk-based                              $ 17,959      8.00%            $ 26,833           11.95%          $  8,874
======================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following is a reconciliation of the Bank's net worth as reported to the OTS on GAAP capital as presented in the accompanying financial statements.

   ----------------------------------------------------------------------------------------------------------
   SEPTEMBER 30,                                                       2003                     2002

   ----------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
   GAAP CAPITAL                                                           $ 22,410               $ 18,344
   Guaranteed convertible preferred securities                               8,000                  8,000
   Unrealized losses on available for sale securities                           50                     74
   Goodwill                                                                 (1,284)               (1,284)
   ----------------------------------------------------------------------------------------------------------
   TANGIBLE CAPITAL                                                         29,176                 25,134
      Adjustments                                                                -                      -
   ----------------------------------------------------------------------------------------------------------

   CORE CAPITAL                                                             29,176                 25,134
      Allowance for general loss reserves                                    1,550                  1,699
      Adjustments to arrive at Risk-Weighted Assets                           (113)                     -
   ----------------------------------------------------------------------------------------------------------
   RISK-BASED CAPITAL                                                     $ 30,613               $ 26,833
   ==========================================================================================================

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
  ====================================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         A summary of the stock options outstanding and exercisable as of September 30, 2003 is as follows:

  -----------------------------------------------------------    ------------------------------------------------------
                     Options Outstanding                                          Options Exercisable
  -----------------------------------------------------------    ------------------------------------------------------
                                               Weighted            Weighted                             Weighted

                                               Average             Average                               Average

       Exercise            Number           Remaining Life         Exercise          Number             Exercise

       Prices           Outstanding            (years)              Price          Exercisable            Price
  -----------------------------------------------------------    ------------------------------------------------------

       $7.50               16,667                4.2                $7.50            16,667               $7.50
       $8.38               41,667                5.2                $8.38            41,667               $8.38
       $6.00               17,500                6.2                $6.00            17,500               $6.00
       $4.00               58,166                7.2                $4.00            58,166               $4.00
       $5.31               10,000                7.2                $5.31            10,000               $5.31
       $7.00               26,000                8.4                $7.00            26,000               $7.00
       $9.00               20,000                8.4                $9.00            20,000               $9.00
  -----------------------------------------------------------    ------------------------------------------------------

14.  EARNINGS (LOSS) PER SHARE OF COMMON STOCK

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

         The following table presents a reconciliation between the basic and diluted earnings (loss) per share for the year ended September 30, 2003 and 2002:

  ------------------------------------------------------------------------------------------------------------------------
  YEARS ENDED SEPTEMBER 30,                             2003                                      2002
  ------------------------------------------------------------------------------------------------------------------------
                                                                   Per Share                                   Per Share
                                       Income         Shares         Amount       Income         Shares          Amount
  ------------------------------------------------------------------------------------------------------------------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Basic earnings per share            $ 2,261       3,012,434       $ 0.75      $ (2,582)      3,010,420       $ (0.86)
  Effect of conversion of                 409       1,371,428                          -
  preferred securities
  Effect of dilutive stock options          -          29,600                          -
 -------------------------------------------------------------------------------------------------------------------------
  Diluted                             $ 2,670       4,413,462       $ 0.60      $ (2,582)      3,010,420       $ (0.86)
  ========================================================================================================================

         The effect of the conversion of preferred securities and stock options were excluded in 2002 as they would have been anti-dilutive.

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

 ---------------------------------------------------------------------------------------------------------------------------
                                                                          Total                              Total
                                                         Mortgage       Reportable      Intersegment       Operating
 FOR THE YEARS ENDED SEPTEMBER 30,       Banking         Banking         Segments       Eliminations        Earnings
 ---------------------------------------------------------------------------------------------------------------------------
                                                                      (IN THOUSANDS)
 Net interest income: (1)
 2003                                   $   6,294       $    789        $  7,083        $       -          $   7,083
 2002                                   $   6,773       $    306        $  7,079        $       -          $   7,079

 Noninterest income:
 2003                                   $     780       $ 18,142        $ 18,922        $     (33)         $  18,889
 2002                                   $  (2,572)      $  8,814        $  6,242        $     (64)         $   6,178

 Noninterest expense:
 2003                                   $  10,029       $ 13,715        $ 23,744        $      33          $  23,711
 2002                                   $   9,001       $  6,902        $ 15,903        $      64          $  15,839

 Net income:
 2003                                   $  (2,955)      $  5,216        $  2,261        $       -          $   2,261
 2002                                   $  (4,800)      $  2,218        $ (2,582)       $       -          $  (2,582)

 Segment assets:
 2003                                   $ 503,241       $  8,284          $511,525      $ (12,171)         $ 499,354
 2002                                   $ 509,904       $ 15,686          $525,590      $ (22,912)         $ 502,678

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

         The Bank entered into various interest-rate swaps that total $77 million in notional principal. The swaps pay a fixed rate with the Bank receiving payments based upon one-to three-month floating rate LIBOR. The capped range is between 1.31% - 4.53%, and expires between 2 and 7 years. The Bank also entered into various interest rate caps that total $30 million in notional principal with terms between four and ten years that limit the float between a floor of 2.00%, and capped between 5.00% - 8.00%. The Bank accounts for these derivatives, under the guidelines of SFAS 133.

        The Company's derivatives do not meet hedge accounting requirements under SFAS 133, and therefore, the Company carries the derivatives at their fair value on the balance sheet, recognizing changes in their fair value in current-period earnings. The Company recognized a gain of $9,000 in fiscal 2003 and a loss of $3.5 million in fiscal 2002 related to its derivatives

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22.  RECENT ACCOUNTING STANDARDS

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

23. PARENT COMPANY - ONLY FINANCIAL STATEMENTS

     Parent Company - Only Condensed Statements of Financial Condition
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                 2003                   2002
     -------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
     Assets
     Cash and cash equivalents                                      $    565             $  1,327
     Loans receivable                                                      -                  125
     Investment in subsidiary                                         30,766               27,787
     Prepaid expenses and other assets                                    20                   21
     -------------------------------------------------------------------------------------------------
     Total assets                                                   $ 31,351             $ 29,260
     =================================================================================================
     Liabilities and stockholders' equity
     Accrued interest payable on subordinated debt                  $      -             $    161
     Other liabilities                                                    11                   21
     -------------------------------------------------------------------------------------------------
     Total liabilities                                                    11                  182
     -------------------------------------------------------------------------------------------------
     Subordinated debt                                                 9,928                9,928
     ------------------------------------------------------------------------------------------------
     Stockholders' equity
          Common stock                                                    30                   30
          Additional paid-in capital                                  25,152               25,152
          Retained earnings                                           (3,770)              (6,032)
     -------------------------------------------------------------------------------------------------
     Total stockholders' equity                                       21,412               19,150
     -------------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                     $ 31,351             $ 29,260
     =================================================================================================



GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Parent Company - Only Condensed Statements of Operations
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                        2003               2002
     -------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
        Interest income                                                 $    17          $     18
        Other income                                                          -                 -
     -------------------------------------------------------------------------------------------------
     Total interest income                                                   17                18
     -------------------------------------------------------------------------------------------------
        Interest expense                                                    645               341
     -------------------------------------------------------------------------------------------------
        Total interest expense                                              645               341
     -------------------------------------------------------------------------------------------------
        Net interest income                                                (628)             (323)
     -------------------------------------------------------------------------------------------------
     Noninterest income
        Gain (loss) on sale of investment securities                          -                 -
        Other operating income                                               19                10
     -------------------------------------------------------------------------------------------------
     Total noninterest income                                                19                10
     -------------------------------------------------------------------------------------------------
     Noninterest expense
        Other operating expense                                             109               109
     -------------------------------------------------------------------------------------------------
     Total noninterest expense                                              109               109
     -------------------------------------------------------------------------------------------------
     Loss before income from subsidiaries                                  (718)             (422)
     -------------------------------------------------------------------------------------------------
     Equity in income (loss) from subsidiaries                            2,979            (2,160)
     -------------------------------------------------------------------------------------------------
     Net income (loss)                                                  $ 2,261          $ (2,582)
     =================================================================================================

         Parent Company - Only Condensed Statements of Cash Flows
     -------------------------------------------------------------------------------------------------
     SEPTEMBER 30,                                                       2003                2002
     -------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
     Cash flows from operating activities:
     Net income (loss)                                                  $ 2,261          $ (2,582)
     Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities
        (Income) loss from subsidiaries                                  (2,979)            2,160
        Increase in assets                                                    1                (6)
        Increase in other liabilities                                      (170)              162

     -------------------------------------------------------------------------------------------------
           Net cash used in operating activities                           (887)             (266)
     -------------------------------------------------------------------------------------------------

     Cash flows from investing activities:
        Loan originations in excess of repayments                           125              (125)
        Investment in subsidiary                                              -            (8,298)
     -------------------------------------------------------------------------------------------------

           Net cash used in investing activities                            125            (8,423)
     -------------------------------------------------------------------------------------------------

     Cash flows from financing activities:
        Capital contributions                                                 -                20
        Stock options exercised                                               -             9,928
     -------------------------------------------------------------------------------------------------

           Net cash provided by financing activities                          -             9,948
     -------------------------------------------------------------------------------------------------

     Net (decrease) increase in cash and cash equivalents                  (762)            1,259
     Cash and cash equivalents at beginning of period                     1,327                68
     -------------------------------------------------------------------------------------------------

     Cash and cash equivalents at end of period                         $   565          $  1,327
     =================================================================================================

GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. RESTATEMENT

         During 2004, the Bank restated its historical financial statements to revise the accounting treatment for certain derivative transactions. During a detailed review of the accounting treatment of these transactions, the Bank determined that certain revisions to its accounting for the derivatives was appropriate. The Bank had previously accounted for the derivative transactions as hedges under the accounting rules, however, upon their review determined that all the requirements were not met for the transactions to qualify for hedge accounting. The result of the revisions is to reclassify certain amounts previously deferred and recorded in other comprehensive income (loss) to current earnings in the period in which they arose. The revisions had no impact on the cash flows of the bank.

         The following table details the effects of the revisions for the annual periods impacted:
                                                                         Year Ended September 30,
                                                     ---------------------------------------------------------------

                                                                    2003                          2002
                                                     -------------------------------- ------------------------------
                                                      As Previously    As Restated    As Previously    As Restated
                                                         Reported                         Reported
                                                     ----------------- -------------- ---------------- -------------
                                                          (dollars in thousands except per share data)
    Net income (loss)                                      $ 2,252        $ 2,261          $   930       $(2,582)
    Stockholders' equity                                    22,941         21,340           20,403        19,063
    Basic income (loss) per share                             0.75           0.75             0.31         (0.86)
    Diluted income (loss) per share                           0.60           0.60             0.31         (0.86)


                                                           As originally
                                                              reported           Adjustments        As restated
                                                       ---------------------------------------------------------
                                                                (dollars in thousands except per share data)
Fiscal Year 2003
Quarter ended December 31, 2002
Interest income                                                $5,793                 $  -            $5,793
Interest expense                                                3,525                    -             3,525
Net interest income                                             2,268                    -             2,268
Noninterest income                                              4,545                (144)             4,401
Noninterest expense                                             5,462                    -             5,462
Net income (loss)                                                 704                (144)               560
Earnings per share - basic                                       0.23               (0.04)              0.19
Earnings per share - diluted                                     0.23               (0.05)              0.18
Quarter ended March 31, 2003
Interest income                                                $5,153                 $  -            $5,153
Interest expense                                                3,199                    -             3,199
Net interest income                                             1,954                    -             1,954
Noninterest income                                              3,498                (208)             3,290
Noninterest expense                                             5,174                    -             5,174
Net income (loss)                                                 212                (208)                 4
Earnings per share - basic                                       0.07               (0.07)              0.00
Earnings per share - diluted                                     0.07               (0.07)              0.00
Quarter ended June 30, 2003
Interest income                                                $5,071                $  -             $5,071
Interest expense                                                3,169                   -              3,169
Net interest income                                             1,902                   -              1,902
Noninterest income                                              4,441                 142              4,583
Noninterest expense                                             5,979                   -              5,979
Net income (loss)                                                 298                 142                440
Earnings per share - basic                                       0.10                0.05               0.15
Earnings per share - diluted                                     0.09                0.03               0.12
Quarter ended September 30, 2003
Interest income                                                $4,970                $  -             $4,970
Interest expense                                                3,156                   -              3,156
Net interest income                                             1,814                   -              1,814
Noninterest income                                              6,396                 219              6,615
Noninterest expense                                             7,096                   -              7,096
Net income (loss)                                               1,038                 219              1,257
Earnings per share - basic                                       0.34                0.08               0.42
Earnings per share - diluted                                     0.26                0.05               0.31




GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                            As originally
                                                              reported           Adjustments       As restated
                                                            --------------------------------------------------
                                                                (dollars in thousands except per share data)

Fiscal Year 2002
Quarter ended December 31, 2001
Interest income                                                $5,379              $     -          $  5,379
Interest expense                                                3,450                    -             3,450
Net interest income                                             1,929                    -             1,929
Noninterest income                                              2,232                    -             2,232
Noninterest expense                                             3,734                    -             3,734
Net income (loss)                                                 277                    -               277
Earnings per share - basic                                       0.09                    -              0.09
Earnings per share - diluted                                     0.09                    -              0.09
Quarter ended March 31, 2002
Interest income                                                $5,004              $     -          $  5,004
Interest expense                                                3,008                    -             3,008
Net interest income                                             1,996                    -             1,996
Noninterest income                                              2,122                  310             2,432
Noninterest expense                                             3,776                    -             3,776
Net income (loss)                                                  56                  310               366
Earnings per share - basic                                       0.02                 0.10              0.12
Earnings per share - diluted                                     0.02                 0.10              0.12
Quarter ended June 30, 2002
Interest income                                                $5,532              $     -          $  5,532
Interest expense                                                3,593                    -             3,593
Net interest income                                             1,939                    -             1,939
Noninterest income                                              2,259               (1,626)              633
Noninterest expense                                             3,919                    -             3,919
Net income (loss)                                                 169               (1,626)           (1,457)
Earnings per share - basic                                        .06                (0.54)            (0.48)
Earnings per share - diluted                                       06                (0.54)            (0.48)
Quarter ended September, 2002
Interest income                                                $5,867              $     -          $  5,867
Interest expense                                                3,684                    -             3,684
Net interest income                                             2,183                    -             2,183
Noninterest income                                              3,077               (2,196)              881
Noninterest expense                                             4,410                    -             4,410
Net income (loss)                                                 434               (2,196)           (1,762)
Earnings per share - basic                                       0.14                (0.72)            (0.58)
Earnings per share - diluted                                     0.12                (0.70)            (0.58)


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

GREATER ATLANTIC MORTGAGE CORP.
T. Mark Stamm
PRESIDENT AND CHIEF EXECUTIVE OFFICER

PRODUCTS & SERVICES

PERSONAL ACCOUNTS
-----------------
o    No Cost Checking
o    Interest Checking
o    Premier Checking
o    Money Market Savings Account
o    Premier Money Fund
o    Certificates of Deposit
o    24 Hour ATM Access
o    Savings Accounts
o    Individual Retirement Accounts (IRAs)
o    Visa Check Cards
o    Credit Cards
o    Safe Deposit Boxes (in selected branches)
o    24 Hour Access Line
o    On Line Banking
o    Bill Payment
o    Overdraft Credit Protection
BUSINESS ACCOUNTS
-----------------
o    Small Business Checking
o    Business Analysis Account
o    Business Interest Checking
o    Business Savings
o    Business Credit Cards
o    Money Market Investment Account
o    Escrow Management Account
o    Merchant Services
o    Commercial Investment
o    Zero Balance Checking
o    Night Depository
o    Lock Box Services
o    Cash Management
o    ACH Origination
o    Courier Service
CONSUMER LOANS
--------------
o    Personal Lines of Credit
o    Home Equity Lines
o    Home Equity Loans
o    Home Improvement Loans
o    Personal Loans
o    Automobile Loans
o    Small Business Loans
o    Revolving Lines of Credit
o    Equipment Financing
o    Loans for Permanent Working Capital
o    SBA Lending

MORTGAGE LENDING
----------------
o    Fixed Rate Loans
o    Adjustable Rate Loans
o    Balloon Loans
o    First Time Home Buyer Loans
o    FHA, VA Loans and VHDA
o    No Documentation Loans
o    Jumbo Loans
COMMERCIAL REAL ESTATE LOANS
----------------------------
o    Acquisition/Development Loans
o    Construction Loans, Permanent Loans and Combination Construction/Permanent
     Loans
o    Fixed Rate Loans
o    Adjustable Rate Loans
o    Balloon Loans
o    Flexible Amortization Periods on Adjustable and Balloon Loans
CONSTRUCTION LOANS
------------------
o    Individuals
o    Builders
o    Project Developers

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